Rio Narcea Gold Mines, Ltd.

Annual Information Form
For the year ended December 31, 2006
Dated March 28, 2007

Registered Office

Scotia Plaza, Suite 2100
40 King Street West
Toronto, ON  M5H 3C2
CANADA

Operations Office

c/ Secundino Roces Riera,3-20
Centro de Empresas Asipo I
33428 Cayés-Llanera (Asturias)
SPAIN
T (+34) 985733300
F (+34) 985733301

info@rngm.com
www.rionarcea.com

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 1

TABLE OF CONTENTS

PRELIMINARY NOTES

3

GLOSSARY OF MINING TERMS

5

THE COMPANY AND INTERCORPORATE RELATIONSHIPS

9

GENERAL DEVELOPMENT OF THE BUSINESS

10

DESCRIPTION OF THE BUSINESS

14

DESCRIPTION OF MINES, DEVELOPMENT PROJECTS AND EXPLORATION PROPERTIES

30

DIVIDENDS

46

DESCRIPTION OF CAPITAL STRUCTURE

46

NATURE OF TRADING MARKET

47

DIRECTORS AND OFFICERS OF THE COMPANY

48

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

51

TRANSFER AGENT AND REGISTRAR

51

MATERIAL CONTRACTS

51

INTERESTS OF EXPERTS

52

ADDITIONAL INFORMATION

53

SCHEDULE “A”

54

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 2

PRELIMINARY NOTES

Reporting Currency and Financial Information

The United States dollar is the reporting currency of the Company. Monetary amounts are stated in United States dollars, except where otherwise specifically stated.

Although the United States Dollar is the reporting currency of the Company, a table of Canadian$/U.S.$ and Euro/U.S.$ exchange rates are supplied below for those numbers that are expressed in Canadian dollars (as indicated by Cdn$) or Euros (as indicated by Euro or €). The following table sets forth (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of each of the periods indicated; (ii) the average exchange rates in effect on the last day of each month during such periods; (iii) the high and low exchange rates during such periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Years ended December 31,

	2006	2005	2004	2003	2002

Exchange rate at end of period	$0.8582	$0.8579	$0.8310	$0.7738	$0.6329
Average exchange rate during period	$0.8847	$0.8282	$0.7719	$0.7186	$0.6370
High exchange rate	$0.9100	$0.8690	$0.8493	$0.7738	$0.6619
Low exchange rate	$0.8528	$0.7872	$0.7158	$0.6349	$0.6200

As of March 27, 2007, the noon buying rate in New York City for cable transfer in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was U.S.$0.8633 = $1.00 Canadian.

The following table sets forth (i) the rates of exchange for the Euro, expressed in U.S. dollars, in effect at the end of each of the periods indicated; (ii) the average exchange rates in effect on the last day of each month during such periods; (iii) the high and low exchange rate during such periods, in each case based on the official exchange rate published by the European Central Bank.

	Years ended December 31,

	2006	2005	2004	2003	2002

Exchange rate at end of period	$1.3170	$1.1797	$1.3621	$1.2630	$1.0487
Average exchange rate during period	$1.2596	$1.2380	$1.2462	$1.1418	$0.9511
High exchange rate	$1.3331	$1.3507	$1.3633	$1.2630	$1.0487
Low exchange rate	$1.1826	$1.1667	$1.1802	$1.0377	$0.8578

As of March 27, 2007, the official exchange rate published by the European Central Bank was U.S.$1.3347 = €1.00.

All financial information in this Annual Information Form is derived from accounting records prepared in accordance with Canadian generally accepted accounting principles, except where otherwise specifically stated.

Weights and Amounts

Weights of soil and minerals are expressed in tonnes. A metric tonne is equivalent to 2,204 pounds. Amounts of precious metals are expressed in troy ounces ("ounces" or "oz") or grams (“g") and amounts of base metals are expressed in pounds ("lbs") or tonnes ("Tn").

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 3

Metric Conversion Table

To convert	To metric measurement unit	Multiply by

Acres	Hectares	0.404686
Miles	Kilometres	1.609344
Ounces (troy)	Kilograms	0.0311035
Ounces (troy)	Grams	31.10348
Pounds	Kilograms	0.453592
Tons	Tonnes	0.907185
Troy ounces/ton	Grams/tonne	34.2857
Yards	Metres	0.9144
Feet	Metres	0.305

Forward-Looking Statements

This Annual Information Form, contains ''forward-looking statements", which are prospective and reflect management's expectations regarding Rio Narcea's future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate", "believe", "expect", "intend" and similar expressions have been used to identify these forward-looking statements. These statements reflect management's beliefs and are based on information currently available to management. Forward-looking statements are subject to significant risks, uncertainties, assumptions and other factors. A number of factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this Annual Information Form, are based upon what management believes to be reasonable assumptions, Rio Narcea cannot assure prospective purchasers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this Annual Information Form and Rio Narcea assumes no obligation to update or revise them to reflect new events or circumstances.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 4

GLOSSARY OF MINING TERMS

adit - a horizontal passage from the surface into a mine, commonly called a tunnel.

alteration - any change in the mineralogic composition of a rock that is brought about by reactions with hydrothermal solutions.

breccia - rock fragmented into angular components.

bulk flotation - froth flotation of a combined valuable minerals concentrate (in this case Cu/Ni combined). Froth flotation is a separation process whereby valuable minerals are made aerophilic by the use of chemical collector reagents and are thus transferred to a floating froth generated by blowing air into intensely agitated mineral pulp.

by-product credit - revenue, net of transportation, refining and treatment charges, from the sale of metals derived in conjunction with the production of the primary mine metal. The revenue is applied as a reduction to the primary metal cash costs calculations.

calcite - calcium carbonate with hexagonal crystallization; a mineral found in limestone, chalk and marble.

call option - an option giving the purchaser the right, but not the obligation, to buy a predetermined asset at a predetermined (strike) price on or before a fixed date.

cash cost - includes mine costs, production costs, royalties, marketing and refining charges, net of by-product credits. cut-off grade - the lowest grade of mineralization considered economic; used in mineral reserves estimates in a given deposit.

collar – a combination of a put option acquired and a call option sold.

cut and fill - A method of stoping in which ore is removed in slices, or lifts, and then the excavation is filled with rock or other waste material known as back fill, before the subsequent slice is mined.

cyanidation - a method of extracting gold and/or silver in a weak solution of sodium or potassium cyanide.

differential flotation - froth flotation of separate valuable mineral concentrates (in this case Cu and Ni concentrates). Froth flotation is a separation process whereby valuable minerals are made aerophilic by the use of chemical collector reagents and are thus transferred to a floating froth generated by blowing air into intensely agitated mineral pulp.

dip - the angle at which a vein, structure or rock bed is inclined from the horizontal, measured at right angles to the strike.

dolomite - a common rock consisting of calcium magnesium carbonate material.

dore - unrefined gold and silver bars usually consisting of approximately 70% precious metals which will be further refined to almost pure metal.

epithermal - a type of hydrothermal mineral deposit formed within about 1 kilometre of the earth's surface and in the temperature range 50 to 200 °C occurring mainly in veins.

flotation - a milling process by which some mineral particles are induced, by the introduction of specific reagents, to become attached to bubbles and float while other particles sink, so the valuable minerals are concentrated and separated from the worthless gangue or waste.

footwall - a mass of rock beneath a geological feature such as a fault or an orebody.

formation - the ordinary unit of geologic mapping consisting of a large and persistent stratum of rock.

forward sales - sales of a commodity for delivery at a predetermined price and future date.

gabbro - a coarse-grained mafic intrusive rock composed mainly of plagioclase and pyroxene. gneiss - a foliated metamorphic rock characterized by alternating bands of light and dark minerals.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 5

gold equivalent - gold and silver or silver expressed in equivalent ounces of gold using a conversion ratio dependent on prevailing gold and silver prices.

granodiorite - a plutonic rock consisting of quartz, calcic oligoclase or andesine and orthoclase, with biotite, hornblende or pyroxene as mafic constituents.

gravity concentration - a process to recover gold from ground ore using the different specific gravity of the minerals to separate them. greisen - a hydrothermally altered granitic rock chiefly composed of quartz, muscovite mica, tourmaline and topaz.

heap leaching - a process whereby gold is extracted by "heaping" broken ore on sloping impermeable pads and continually applying to the heaps a weak cyanide solution, which dissolves the gold content. The gold-laden solution is then collected for gold recovery.

hedging - an arrangement which effectively offsets a commodity price, exchange or interest rate risk inherent in another transaction or arrangement.

hornfels - a fine-grained rock typically formed by contact metamorphism.

hydrothermal - pertaining to heated water, particularly of magmatic origin associated with the formation of mineral deposits or the alteration of rocks.

igneous - said of a rock or material which solidified from molten material.

infill drilling - diamond drilling within a group of previously drilled holes to provide additional geological information to more accurately define the parameters of the mineralization.

intrusive - said of an igneous rock that invades older rocks.

kriging - a geostatistical estimation method for calculating a geological three dimensional model for the estimation of mineral resources and proven and probable reserves. This method was developed to provide the best linear-unbiased estimate for grade based on a least square minimization of the error estimation.

leaching - the process in which a soluble metallic compound is extracted from ore by dissolving the metals in a solvent; see cyanidation. level - a horizontal opening in a mine; levels are usually established at regular intervals.

LIBOR US$ - the prime interest rate per annum at which deposits in U.S. dollars are loaned by banks in the London interbank market. limestone - a carbonate-rich sedimentary rock.

mark-to-market valuation - the process of evaluating derivative financial instruments based on current market conditions, including spot price, volatility, interest rates, etc versus its book value.

mineralized zone - any mass of host rock in which minerals of potential commercial value occur.

mineral reserve - the economically mineable part of the measured or indicated resource demonstrated by at least a preliminary  feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A reserve includes diluting materials and allowances for losses that may occur when the material is mined.

probable mineral reserve - the economically mineable part of an indicated, and in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

proven mineral reserve - the economically mineable part of the measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 6

mineral resource - a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth's crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of resource are known, estimated or interpreted from specific geological evidence and knowledge.

inferred mineral resource - that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

indicated mineral resource - that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

measured mineral resource - that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

net smelter return ("NSR") - payable amounts of metal less the cost of refining at an off-site refinery.

operating costs - include site costs for mining, processing and administration but are exclusive of financing costs and capital costs.

ore - material that contains one or more minerals, at least one of which can be recovered at a profit.

ounces - troy ounces of a fineness of 999.5 parts per 1,000 parts, equal to 31.1035 grams.

PGM - Platinum group metals (PGM): platinum, palladium, rhodium, ruthenium, iridium and osmium have been named the noble metals because of their high resistance to oxidation and corrosion. Rare and costly, they are mainly used in catalysts, electronics and jewellery.

put option - an option giving the purchaser the right, but not the obligation, to sell a predetermined asset at a predetermined (strike) price on or before a fixed date.

quartzite - a silica-rich metamorphic rock formed from sandstone.

reclamation - the process by which lands disturbed as a result of mining activity are reclaimed back to a beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery, other physical remnants of mining, closure of tailings impoundments, leach pads and other mine features, and contouring, covering and revegetation of waste rock piles and other disturbed areas.

refractory ore - gold mineralized material in which the gold is not amenable to recovery by conventional cyanidation without any pre-treatment. The refractory nature can be either silica or sulfide encapsulation of the gold or the presence of naturally occurring carbon which reduces gold recovery.

shaft - a vertical passageway to an underground mine for moving personnel, equipment, supplies and material including ore and waste rock.

skarn - coarse-grained hornfels composed of garnet, plus other silicate minerals and sometimes calcite.

strike - the direction, or course or bearing, of a vein or rock formation measured on a level surface.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 7

stripping ratio - the ratio of the amount of waste material which must be removed in an open pit to allow one tonne of ore to be mined.

sulflde - a group of minerals in which one or more metals are found in combination with sulfur.

tailings - material rejected from a mill after the valuable minerals have been recovered.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 8

THE COMPANY AND INTERCORPORATE RELATIONSHIPS

The Company was incorporated under the Canada Business Corporations Act on February 22, 1994.

Rio Narcea's registered office is located at Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, Canada M5H 3C2. Rio Narcea's principal operations office is located at c/ Secundino Roces Riera,3-2°,Centro de Empresas Asipo I, 33428 Cayés-Llanera, Asturias, Spain.

The following chart illustrates the Company's main assets and subsidiaries (the "subsidiaries"), together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities held by the Company as of March 28, 2007.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 9

As used in this annual information form, except as otherwise required by the context, reference to the "Company" or "Rio Narcea" means Rio Narcea Gold Mines, Ltd. and the Subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Rio Narcea is engaged in the acquisition, exploration, development and operation of base and precious metals properties in Spain, Portugal and Mauritania. The Company currently produces nickel and copper at its Aguablanca mine in Badajoz southern Spain, and is completing construction of the Tasiast gold project in Mauritania, with production expected in 2007, (refer to "Description of Mines, Development Projects and Exploration Properties – Nickel Operations – Aguablanca Mine" and refer to “Description of Mines, Development Projects and Exploration Properties – Gold Development Projects – Tasiast Project").  Following a thorough performance review of the El Valle and the Carlés gold mines, located in northern Spain, the Company decided to close these operations and an orderly mine closure procedure was carried out in 2006, with the ultimate cessation of production and the closure of both the El Valle and Carlés mines being completed in December 2006.  In 2006, the Regional Government of Asturias rejected the application for “change of land use” required to develop the Salave project.  The decision, which was not based on environmental factors, was not anticipated because it contradicted several other authorizations received by the Company. The Company commenced legal applications to the local courts seeking reversal of the decision and/or monetary compensation (refer to "Description of Mines, Development Projects and Exploration Properties - Gold Development Project - Salave Gold Project").

The Company completed its initial public offering and its common shares (the "Common Shares") were listed on the Toronto Stock Exchange (the “TSX”) on July 8, 1994 under the symbol "RNG". On February 25, 2004, the Common Shares also commenced trading on the American Stock Exchange (the "AMEX") under the symbol "RNO". On September 11, 2003, the Company's Common Share purchase warrants (the "Warrants") were listed and posted for trading on the TSX under the symbol "RNG.WT".

Three Year History

Aguablanca Nickel Mine

In August 2003, the Company secured its exclusive right to exploit the Aguablanca deposit.

In August 2003, the Company completed a $47 million debt facility with Investec Bank (UK) Ltd. ("Investec") and Macquarie Bank Ltd. ("Macquarie") for the construction of the Aguablanca mine and the Company issued to the lenders common share purchase options that entitle the lenders to purchase an aggregate of 3,496,502 Common Shares at an exercise price of $1.43 per share which expire on August 2008.  The exercise price was calculated at a 130% premium to the average closing price of the Common Shares during the months of November and December 2002, when the terms of the loan facility were negotiated.  The loan was fully repaid in 2006 and all security in connection therewith has been released.

As required under the loan agreement, the Company has entered into copper forward contracts for a total of 17,066 tonnes of copper with maturities until September 2008 at an average price of €1,853 per tonne (equivalent to $2,260 per tonne or $1.00 per pound, at the exchange rate ruling on the date of the transaction). In addition, the Company has entered into U.S. dollar/Euro forward contracts for a total of $16.9 million with maturities until September 2008 at an exchange rate of $1.22/€.

In mid-December 2004, the mechanical construction of the Aguablanca open pit mine and its on-site processing facilities was achieved and the Aguablanca mine was successfully commissioned and performance tests were successfully completed by Fluor Corporation, the contractor, by the end of February 2006. The mine plan and process facilities have been designed for annual throughput of 1.5 million tonnes with potential to expand up to 1.8 million tonnes.

Commercial production started in January 2005 and the first nickel-copper concentrate was sold in May 2005.

In conjunction with commencement of open pit operations, a 2,700 metre-long ramp to access the mineralization below the Aguablanca open pit was developed and completed in 2005, which has facilitated commencement of an underground exploration drilling program to test the continuation of ore at depth under the planned pit. Exploration drilling both from underground and surface will continue during 2007.

The capital expenditures for construction of the Aguablanca mine, excluding working capital, amounted to €64 million (approximately $76 million).

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 10

On August 2, 2006, RNRSA repurchased the royalty held by Atlantic Copper, S.A. (“AC”) for $6 million. Royalty payments ranging between 0.0% and 3.1% NSR (depending on nickel and copper prices) would have been applicable to Aguablanca mine production from August 2006 onward.

A detail of production parameters during 2005 and 2006 is as follows:

	2006	2005
Ore milled (tonnes)	1,468,000	997,200
Nickel head grade (%)	0.60	0.76
Copper head grade (%)	0.50	0.55
Nickel recovery (%)	72.3	71.3
Tailings nickel grade (%)	0.17	0.22
Copper recovery (%)	90.3	88.7
Tailings copper grade (%)	0.05	0.06
Nickel production (000 lb)	14,102	11,863
Copper production (000 lb)	14,581	10,776

Tasiast Project and Acquisition of Defiance

On September 3, 2004, Rio Narcea indirectly acquired all of the shares of Defiance Mining Corporation ("Defiance"), a gold exploration, development and production company with assets in West Africa and Central America, on the basis of one Common Share for every 5.25 shares of Defiance. Each outstanding warrant of Defiance entitled the holder to receive upon exercise, in lieu of the number of Defiance common shares otherwise issuable upon exercise thereof, that number of Common Shares equal to the number of Defiance common shares issuable under such Defiance warrant divided by 5.25 at an exercise price per Common Share equal to the exercise price per Defiance common share of such Defiance warrant multiplied by 5.25, and each Defiance option was exchanged for a Rio Narcea replacement option to purchase that number of Common Shares equal to the number of Defiance common shares issuable under such Defiance option divided by 5.25 at an exercise price per Common Share equal to the exercise price per Defiance common share of such Defiance option multiplied by 5.25. Upon completion of the plan of arrangement, Rio Narcea issued 18.9 million Common Shares and reserved for issuance 7.5 million Common Shares issuable upon exercise of the Rio Narcea replacement options and the Defiance warrants.

As a result of the Defiance transaction, Rio Narcea acquired the Tasiast gold project. A bankable feasibility study was completed in late April 2004 by SNC-Lavalin Inc. and a technical report was completed by A.C.A. Howe International Limited on January 31, 2006 with respect to the project (refer to "Description of Mines, Development Projects and Exploration Properties - Gold Development Projects -Tasiast Project").

The portfolio of acquired assets in connection with the Defiance transaction also includes the 100% owned Vueltas open pit heap leach gold mine in Honduras, where mining ceased in March 2004 and reclamation activities are currently underway. Total production for 2004, the last year of activity, was 16,285 ounces. The portfolio of acquired assets also included exploration permits covering, at that time, approximately 16,000 square kilometres in Mauritania and approximately 400 square kilometres in Honduras. For a description of the assets acquired by Rio Narcea through the acquisition of Defiance, refer to "Description of Mines, Development Projects and Exploration Properties".

In January 2005, Rio Narcea awarded the basic engineering for the Tasiast project to Senet, an international engineering, design and project management company based in South Africa.

Following this review, the Company announced, in August 2005, its decision to construct the Tasiast project and, in November 2005, construction commenced. A Lump-Sum Turn-Key contract was finalized in January 2006 with Senet for the construction of the plant, the camp and related facilities.  Capital costs for the Tasiast project to the start of operations are estimated at $79 million. Increased capital costs, as compared with the 2004 feasibility study, are related to a number of factors including a $7.8 million increase in the costs for the power plant, which will utilize heavy fuel oil rather than diesel fuel in order to reduce operating costs.  Other cost increases were related to the general rise in prices of construction and related materials and longer construction period.

Construction of the project is expected to be completed during the first half of 2007, with first gold production shortly thereafter.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 11

In October 2006, the Company received a revised resource and open-pit reserve calculation for its Tasiast project.  The new estimate incorporated a revised gold price of $491 per ounce and revised cost inputs, which together have increased the proven and probable open pit reserves to 1,040,000 ounces of gold, an increase of 18% over the 885,000 ounces of gold previously estimated, (refer to “Description of Mines, Development Projects and Exploration Properties – Gold Development Projects – Tasiast Project”).

The project is being financed by a combination of project debt financing and the Company's existing cash. In June 2006, Rio Narcea completed a $42.5 million debt facility with Macquarie for the construction of the Tasiast project. The project financing facility includes a senior amortizing loan facility of $42.5 million repayable in quarterly instalments, from September 2007 until December 2011, and a gold hedging facility to cover 280,000 ounces of gold production until March 2012 by way of zero-cost put-call collar structure with a put strike gold price of $600 per ounce and a call strike price of $795 per ounce. The loan facility was fully drawn on June 30, 2006.  The loan and hedging facilities are secured over the shares of Tasiast Mauritanie Limited S.A. (“TMLSA”) (a wholly-owned subsidiary that owns the Tasiast project) and certain other assets relating to the Tasiast project.

El Valle and Carlés Gold Mines

In February 2006, after a thorough performance review of the El Valle and Carlés gold operations, the Company took the decision to close these operations. As a result, an orderly mine closure procedure was carried out in 2006, with the ultimate cessation of production and the closure of both the El Valle and Carlés mines being completed in December 2006.  These operations had been in production since early 1998.

The decision to close El Valle operations was due primarily to poor rock conditions in parts of the El Valle underground mine, coupled with low grades and high dilution, which had resulted in increasingly higher mining costs with no clear prospect of a change in this tendency. Mining during 2006 concentrated in those developed areas which had better rock conditions and higher grades. There was no further investment in underground development in 2006. Due to the limited size of the Carlés deposit, it was not viable as a stand alone project.  In 2006, mining at Carlés was concentrated in developed areas, after which the mine, together with the El Valle plant, were closed at the end of the year. Restoration activities will last for a longer period and the plant will be put on care and maintenance for an undetermined period of time.

In reaching the decision to close the El Valle and Carlés mines, the Company was significantly influenced by the decision of the Regional Authorities of Asturias, not to approve the change of land use application at the Salave gold project located some 70 kilometres west of the El Valle Mine, as the concentrates planned to be produced from the Salave project were expected to be processed at the El Valle plant, with improved economics.

In December 2003, Rio Narcea had signed a milling agreement with Nalunaq Gold Mine A/S ("Nalunaq"), a subsidiary of Crew Gold Corporation, for the purchase and processing of gold ore from the Nalunaq gold mine in south Greenland. Under the terms of the agreement, Nalunaq sold to Rio Narcea three to five batches per year of gold ore at the selling price of the recovered gold less a milling fee, essentially a "tolling fee" arrangement.  The Company did not process any more ore from the Nalunaq gold mine subsequent to the closure of the El Valle plant facilities in December 2006 and the agreement with Nalunaq was terminated.

A detail of production parameters during 2005 and 2006 is as follows.

	2006			2005
	Rio Narcea’s operations	Nalunaq ore	Total	Rio Narcea’s operations	Nalunaq ore	Total
Tonnes of ore milled	377,700	107,800	485,500	416,200	113,900	530,100
Grade (g/Tn)	4.5	17.9	7.5	5.5	16.6	7.9
Recovery (%)	91.3	96.5	94.0	94.2	96.5	95.3
Gold production (oz)	50,300	59,900	110,200	68,900	58,800	127,700

Total closure costs, including statutory employee severance payments and payment made to mine workers pursuant to an agreement negotiated with the unions, were estimated at $5.3 million, of which $4.6 million was paid in 2006.  In addition, future restoration costs are estimated at $3.4 million.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 12

On January 16, 2007, the Company entered into an option agreement with Kinbauri Gold Corporation ("Kinbauri"), pursuant to which Kinbauri has the option to buy the El Valle mine, the Carlés mine, the El Valle plant and certain other exploration rights in northern Spain for $5.0 million.  Of this amount, $0.1 million was paid to the Company by Kinbauri on the execution of the option agreement.  On February 15, 2007, Kinbauri confirmed to the Company that it will exercise its option.  The transaction must be completed, including the payment to the Company of the balance of $4.9 million, on or before March 30, 2007 or the option agreement will be terminated.

Status of Deutsche Bank Credit Facilities

On October 26, 2000, the Company entered into a credit agreement with Deutsche Bank, S.A.E. ("Deutsche Bank") which included a $19 million secured debt financing (the "Long-term Debt"); a $3.5 million loan facility (the "Loan") with options to purchase up to 3,500,000 Common Shares; a $1.5 million of standby working capital facility; $2.7 million (€2.3 million) of guarantees for the collection of subsidies; and a gold derivative financial instruments facility.

The Long-term Debt and the Loan had terms of five and six years respectively, with no payments due the first year. As at December 31, 2005, $1.8 million was outstanding under the loan facility, which amount was fully repaid in January 2006.

The gold derivative financial instruments facility provided downside protection for approximately 70% of Rio Narcea's planned production at that time with put options at $280 and €300 per ounce. As part of this facility, the Company sold call options on approximately 50% of the planned production at that time at a price of $365 and €405 per ounce. In May 2002, the Company purchased $365 per ounce call options, which were scheduled to mature in and subsequent to 2003, for an aggregate price of $1.1 million. On February 14, 2003, Rio Narcea announced the purchase of €405/oz gold call options maturing mid-2005 and onwards and representing 82,736 ounces for a total cost of $2.0 million. The call options purchased in May 2002 and February 2003 offset previously sold call options. Following the reduction in its gold derivative financial instruments position, the Company was left, as at December 31, 2003, with $280 put options on 53,954 ounces and €300 put options on 200,256 ounces from December 31, 2003 to 2006, net €405/oz call options on 65,338 ounces from December 31, 2003 to mid-2005 and forward sales on 12,431 ounces from December 31, 2003 to 2006 at $301/oz. This gold derivative financial instruments program was not subject to margin requirements and was entered into pursuant to the Company's obligations with Deutsche Bank.

Salave Gold Project

On October 28, 2003, the Company acquired the Salave gold project located in Northern Spain through the indirect acquisition of 85% of the issued and outstanding common shares of Exploraciones Mineras del Cantábrico, S. L., (“EMC”) for approximately $5.8 million. Of the purchase price, $1.5 million was satisfied by the issuance of 600,276 Common Shares and the remaining $4.3 million was paid in cash. During 2004 and 2005, the Company's interest in EMC was increased to 95.0% as a result of EMC completing various equity financings in which the minority shareholders did not participate.

In May 2004, the Company commenced a full feasibility study, including the compilation of previous exploration and drilling information into a single database and the initiation of a 15,500-metre infill drilling program to close the drill hole spacing to 25 metres, which was completed in May 2005.

A review of the deposit indicates that four of the principal zones of mineralization remain open for possible additions to the current resource and the drilling campaign has extended the high-grade Mirayos zone to the northwest and increased the average grade of the Lagos zone in the south central sector of the deposit.

During 2004, a technical resource report compliant with National Instrument 43-101 for the Salave deposit was prepared by Roscoe Postle Associates Inc., under the supervision of Mr. Hrayr Agnerian, M.Sc. (Applied), P.Geo. a qualified person under National Instrument 43-101. The technical report was based on all available information and drill data from previous work on the project and included only the first 15 holes from the infill drill program. The report estimates the Salave project contains an approximate measured and indicated resource of 1.5 million ounces of gold in 15,195,000 tonnes grading 3.0 g/t gold using a cut-off grade of 1.0 g/t gold. An additional 0.2 million ounces of gold is estimated to be contained in 2,813,000 tonnes grading 2.5 g/t gold in the inferred resource category.

In 2004, the Company commenced the permitting process for the Salave project and during 2005 all requisite documentation for this process was prepared and presented for approval. In August 2005, the Regional Government of Asturias rejected the application for "change of land use" required to develop the project. The decision, which was not based on environmental factors, was not anticipated because it contradicted several other authorizations received by the Company, the most important of which being the expropriation of farm land and its dedication to mining use. After a review of its legal options, the Company commenced legal applications to the local courts seeking reversal of the decision and/or monetary compensation. However, the outcome and timing of any legal action are presently uncertain.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 13

Acquisition of Shares of Chariot Resources Limited

During 2006 and in the first quarter of 2007, the Company purchased an aggregate of 14,948,000 common shares and 1,898,000 warrants of Chariot Resources Limited (“Chariot”) in the market for $12.3 million. In addition, on October 5, 2006 the Company agreed to purchase 31,812,500 common shares and 11,532,000 warrants from Amerigo Resources Limited for $21.5 million. The Company now holds a total of 60,190,500 common shares (including the exercise of 13,430,000 warrants, for a total exercise price of $7.6 million).  This represents 19.9% of the common shares of Chariot. Chariot’s Marcona copper project is located in Southern Peru.

Equity Financing

On October 25, 2004, Rio Narcea completed an equity financing comprised of 24,050,000 units at a price of Cdn$3.10 per unit for net proceeds of $58.3 million. Each unit consisted of one Common Share and one-half of one warrant, which was detachable from the Common Shares. Pursuant to a warrant indenture among the Company and Computershare Trust Company of Canada, each whole warrant entitles the holder to purchase one Common Share at a price of Cdn$5.00 on or before September 12, 2008. The net proceeds received from this offering were used for general corporate and working capital purposes.

Incentives Granted to Rio Narcea

El Valle Mine

In connection with the OFICO grant, granted by the Secretary of State for Energy and Mineral Resources on December 19, 1996 (supplemented on December 30, 1997 and amended in November 2003), RNGM, S.A. undertook to maintain 171 employment positions until September 30, 2006. The Company has met all of the obligations of the OFICO grant and all the guarantees related to this grant have been fully released.

Aguablanca Project

On July 21, 2003, the Company was awarded a €6.7 million (approximately $8.8 million) grant from the Ministry of the Economy for its Aguablanca project.  On January 14, 2004, this grant was increased to €8.3 million ($10.0 million) and on May 29, 2006, it was reduced to a final amount of €7.6 million ($10.0 million).  The Company collected €5.7 million ($7.4 million) of this grant in April 2005, and the balance of €1.9 million ($2.6 million) was collected in November 2006.  The Company has satisfied all conditions relating to this grant and all the guarantees related to this grant have been fully released.

In January 2003, the Ministry of Industry, Commerce and Tourism (formerly Ministry of Science and Technology) granted a subsidized loan, amounting to €5.0 million ($6.6 million approximately), to finance the construction of the Aguablanca project. The Company was required to invest €37.4 million (approximately $49.3 million) in the construction of the project before December 31, 2003 and create and maintain 55 employment positions for at least two years. The loan is at zero interest rate and is repayable by equal instalments of €0.5 million (approximately $0.7 million) from 2008 to 2017.

Principal Capital Expenditures/Divestitures over the Last Three Fiscal Years

Capital expenditures in 2006 were mainly related to the Aguablanca mine in Spain, the Tasiast gold project in Mauritania and the acquisition of shares of Chariot.  Refer to "Description of Mines, Development Projects and Exploration Properties - Nickel Operations - Aguablanca Mine; - Gold Development Projects - Tasiast Project". The capital invested in each of the last three fiscal years is as follows:

	2006	2005	2004
	($000)	($000)	($000)
Assets
Mineral properties	67,332	28,852	52,238
Stripping	-	-	1,595
Grants	(2,679)	(7,036)	(68)
Acquisition of EMC	-	-	5,000
Acquisition of Defiance	-	-	(2,648)
Acquisition of shares of Chariot	29,531	-	-
Exploration costs	4,905	5,663	6,639
Total	99,089	27,479	62,756

Current and Planned Capital Expenditures/Divestitures

The Company's principal capital expenditures planned for 2007 are as follows:

2007

($000)

Assets
Mineral properties	28,800
Grants	-
Acquisition of shares of Chariot	4,390
Exploration expenses	3,053
Total	42,852

For 2007, the Company anticipates that capital expenditures on mineral properties will amount to $28.8 million, of which $22.2 million will be related to the construction of the Tasiast gold project in Mauritania, including the lump-sum turn-key contract signed with Senet, $4.4 million was spent in January 2007 for the acquisition of shares of Chariot to increase the Company’s shareholdings to 19.9% and $3.1 million will be spent on exploration activities.  Based on planned production levels, estimated commodity prices and forecasted Euro/U.S. dollar exchange rates, it is anticipated that the required funds for the capital expenditures will come from a combination of cash and cash equivalents held by the Company and cash flows from operations.

DESCRIPTION OF THE BUSINESS

Rio Narcea is engaged in the acquisition, exploration, development and operation of precious and base metals properties in Spain, Portugal and Mauritania.

Principal Products

The Company's principal products are gold and nickel concentrates and gold doré. There are worldwide gold and nickel markets into which the Company can sell and, as a result, the Company will not be dependent on a particular purchaser with regard to the sale of the gold or nickel which it produces.

Competitive Conditions

The base and precious metal mineral exploration and mining business is a competitive business. The Company competes with numerous other companies and individuals in the search for and the acquisition of attractive base and precious metal mineral properties. The ability of the Company to acquire base and precious metal mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for precious metal development or mineral exploration.

Raw Materials

The Company has nickel mineral reserves at the Aguablanca mine in Spain and gold mineral reserves at the Tasiast project in Mauritania.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 14

Environmental Protection

The Company has adopted an environmental policy pursuant to which it confirms its commitment to comply with all environmental statutes, laws, regulations and orders applicable to its operations. To ensure such compliance, the Company has established an environmental auditing program to detect and remediate any violations of environmental laws. To date, environmental legislation and regulations have not had a material adverse effect on the Company's operations or financial condition and management believes that it is currently in material compliance with applicable environmental legislation and regulations.

The main costs to comply with environmental regulations are associated with the revegetation of waste dumps and the lining of tailings ponds. Other costs include water controls, fencing and research work. Revegetation has to be completed at the end of the operation but Rio Narcea conducts its reclamation activities concurrently with ongoing operations. In 2006, approximately $0.9 million was spent for revegetation and the maintenance and closure of tailings ponds (2005 - $1.6 million) and $0.4 million for other environmental activities (2005 - $0.4 million). For 2007, Rio Narcea estimates its compliance costs to be $5.5 million.

Employees

Rio Narcea conducts its operations from several offices in Spain and Mauritania.  Additionally, the Company has small offices in London, England; Toronto, Canada and Oporto, Portugal.  As of December 31, 2006, the Company had approximately 491 employees, of which 34 were based at its principal executive office in Asturias. The number of temporary employees was approximately 83 for 2006.

Rio Narcea's average number of employees during 2006 is as follows:

2006

Executive officers	6
El Valle mine and Carlés mine	162
Aguablanca mine	125
Tasiast project	117
Honduran properties	31
Others	50
Total	491

Cycles

The Company's success is ultimately dependent upon the ability of the Company to continue the development and economical exploitation of its mineral reserves. In addition, fluctuations in commodity prices, primarily gold, nickel and copper and currency exchange rates and other unforeseeable events impact the Company's revenues and earnings and its ability to continue to finance and develop its projects. Commodity price fluctuations are affected by numerous factors beyond the Company's control, including global demand, political and economic conditions, central bank sales, producer hedging activities, inflation expectations, U.S. dollar variations and worldwide production levels.

The following table sets forth, for the years indicated, the high, low and average prices for gold (afternoon fixing prices) on the London Bullion Market and for nickel and copper on the London Metal Exchange.

		2006			2005			2004
	Gold	Nickel	Copper	Gold	Nickel	Copper	Gold	Nickel	Copper
	($/oz)	($/lb)	($/lb)	($/oz)	($/lb)	($/lb)	($/oz)	($/lb)	($/lb)

High	725	16.09	3.99	537	8.05	2.11	454	8.06	1.49

Low	525	6.13	2.06	411	5.22	1.39	375	4.78	1.06

Average	604	11.02	3.05	445	6.68	1.67	410	6.28	1.30

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 15

As a condition of providing its credit facility, Deutsche Bank required the Company to enter into gold option and forward contracts, which expired on December 31, 2006. In addition, pursuant to the Company's loan arrangement with Investec and Macquarie, as amended on March 23, 2004, the Company was required to, and did enter into the following derivative financial instruments: (1) copper forward contracts corresponding to a total of 17,066 tonnes at a price of €1,853 per tonne with maturities from November 2004 until September 2008; and (2) U.S. dollar/Euro forward contracts corresponding to a total of $16.9 million at an average price of $1.22 per Euro with maturities from November 2004 to September 2008. On June 30, 2006, the Company entered into a zero-cost collar for 280,000 ounces of gold, with prices between $600 and $795 per ounce and maturities between September 2007 and March 2012. This transaction was entered into as a condition of, the credit facility granted by Macquarie to finance the Tasiast project. (Refer to "Description of the Business - Quantitative and Qualitative Disclosures about Market Risk").

Quantitative and Qualitative Disclosures about Market Risk

Quantitative Disclosure

Summary

The Company is exposed in its current operating activities to fluctuations in the price of gold, nickel and copper and other commodity prices, exchange rates and interest rates.

The policy of the Company is to reduce the metal prices and foreign exchange risks in accordance with its lenders' requirements (currently Deutsche Bank, Investec and Macquarie), generally by a combination of purchased put options, written call options and forward sales contracts. Derivative financial instruments have been entered into at the same time that loans were granted to the Company and they have not been changed except in respect of the following events:

In May 2002, the Company purchased call options with the same term to maturity and exercise price as the $365 per ounce call options that had been sold in October 26, 2000. The fair value of the purchased call options on the date of the purchase was $1.1 million. This acquisition does not affect gold price risk coverage in case of a reduction in gold prices, while it permits higher revenues in the case of an increase in gold prices.

Additionally, in February 2003, the Company purchased call options with the same terms to maturity and exercise price as some of the €405 per ounce gold calls previously sold, representing 82,736 ounces. The fair value of the purchased call options on the date of the purchase was $2.0 million. This acquisition does not affect gold price risk coverage in case of a reduction in gold prices, while it permits higher revenues in the case of an increase in gold prices.

As at December 31, 2006 and 2005, the Company had a number of gold and copper derivative financial instruments outstanding. Some of the gold and copper derivatives are denominated in Euros, therefore indirectly covering a portion of the foreign exchange risk. In addition, the Company had some Euro/US$ forward sales contracts outstanding as at December 31, 2006 and 2005.

The Company is not required under arrangements with its lenders to enter into derivative financial instruments with respect to nickel production from its Aguablanca mine and to date has not entered into any such contracts. However, the Company has determined that, should the financial terms of nickel derivative financial instruments available to the Company be deemed attractive, it would consider entering into such arrangements.

Gold Price Sensitivity

Mark-to-market valuation of the gold derivative financial instruments as of December 31, 2006 and 2005 was as follows:

	($000)

	Put and call options	Forward sales	TOTAL

December 31, 2006
Book value	(7,932)	-	(7,932)
Fair value	(7,932)	-	(7,932)
Difference	-	-	-
December 31, 2005
Book value	2	(1,741)	(1,739)
Fair value	2	(1,741)	(1,739)
Difference	-	-	-

As of December 31, 2006, sensitivity of mark-to-market valuations to gold price, interest rates, time and volatility were as follows:

Fair value sensitivity to gold price:

	($000)

	Put and call options	Forward Sales	Total	Inventories	TOTAL

Fair value
$506/oz	14,386	-	14,386	3,801	18,187
$569/oz	2,787	-	2,787	4,274	7,061
$632/oz	(7,932)	-	(7,932)	4,748	(3,184)
$695/oz	(18,875)	-	(18,875)	5,221	(13,654)
$758/oz	(30,905)	-	(30,905)	5,694	(25,211)

Fair value sensitivity to gold price volatility:

	($000)

	Put and call options	Forward Sales	Total	Inventories	TOTAL

Fair value
13.7%	(6,862)	-	(6,862)	4,748	(2,114)
15.4%	(7,421)	-	(7,421)	4,748	(2,673)
17.1%	(7,932)	-	(7,932)	4,748	(3,184)
18.8%	(8,409)	-	(8,409)	4,748	(3,661)
20.5%	(8,859)	-	(8,859)	4,748	(4,111)

Fair value sensitivity to $ interest rates:

	($000)

	Put and call options	Forward Sales	Total	Inventories	TOTAL

Fair value
4.1% (average)	(4,872)	-	(4,872)	4,748	(124)
4.6% (average)	(6,410)	-	(6,410)	4,748	(1,662)
5.1% (average)	(7,932)	-	(7,932)	4,748	(3,184)
5.6% (average)	(9,442)	-	(9,442)	4,748	(4,694)
6.2% (average)	(10,939)	-	(10,939)	4,748	(6,191)

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 16

Fair value sensitivity to time:

	($000)

	Put and call options	Forward Sales	Total	Inventories	TOTAL

Fair value
Current	(7,932)	-	(7,932)	4,748	(3,184)
Plus 3 months	(6,634)	-	(6,634)	4,748	(1,886)
Plus 6 months	(5,480)	-	(5,480)	4,748	(732)
Plus 9 months	(4,523)	-	(4,523)	4,748	225
Plus 12 months	(3,668)	-	(3,668)	4,748	1,080

The amount of total committed ounces, scheduled production and the ratio of committed ounces to scheduled production by year are as follows:

	Ounces of Gold
	2007	2008	2009	2010	2011	2012	Total

Estimated production	50,000	126,200	110,600	92,900	89,300	112,200	581,200

Committed ounces
Put options purchased	38,000	64,000	62,000	44,000	66,000	6,000	280,000
Committed / production (%)	53%	51%	56%	47%	74%	5%	46%
Call options sold	(38,000)	(64,000)	(62,000)	(44,000)	(66,000)	(6,000)	(280,000)
Committed / production (%)	53%	51%	56%	47%	74%	5%	46%

The Company has no delivery commitments.

The details by maturity year of Rio Narcea's gold derivative financial instruments, which can only be exercised on the maturity date, as of December 31, 2006 are as follows:

	Ounces of Gold
	2007	2008	2009	2010	2011	2012	Total
Purchase of $/oz put options
Ounces	38,000	64,000	62,000	44,000	66,000	6,000	280,000
Exercise price ($/oz)	600	600	600	600	600	600	600
Book value / fair value per ounce ($/oz)(*)	13.8	19.1	23.2	25.3	26.4	26.7	22.2
Book value / fair value ($000)(*)	526	1,224	1,441	1,113	1,741	160	6,205
Sale of $/oz call options
Ounces	38,000	64,000	62,000	44,000	66,000	6,000	280,000
Exercise price ($/oz)	795	795	795	795	795	795	795
Book value / fair value per ounce ($/oz)(*)	(6.9)	(21.8)	(45.5)	(68.3)	(91.3)	(104.0)	(50.5)
Book value / fair value ($000)(*)	(263)	(1,398)	(2,820)	(3,005)	(6,027)	(624)	(14,137)

(*) Gold derivative financial instruments are recorded at fair value in the consolidated balance sheet.

The Company's gold options do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2006 are settled by a net cash payment at maturity.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 17

As of December 31, 2006, the counterparty to the Company's gold derivative financial instruments was Macquarie. The Company has not experienced any non-performance by Macquarie and Macquarie is not a related party to the Company.  Macquarie does not control a significant share of the gold derivatives market.

Gold derivative financial instruments experience of the Company since 2002 is as follows:

	2006		2005		2004		2003		2002

	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz

Purchased puts expired (oz)	6,960	89,420	25,900	70,610	21,094	40,226	22.586	70,646	34,554	91,122
Exercise price	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz
Gain (Loss) at settlement ($000) (1)	OM	OM	OM	OM	OM	OM	OM	OM	OM	OM
Counterparty (2)	DB	DB	DB	DB	DB	DB	DB	DB	DB	DB

Sold calls expired (oz)	4,776	61,354	15,686	42,764	23,050	43,956	14,732	46,080	20,778	54,790
Exercise price	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz
Gain (Loss) at settlement ($000) (1)	(1,264)	(6,386)	(1,794)	(973)	(1,140)	OM	(378)	OM	OM	OM
Counterparty (2)	DB	DB	DB	DB	DB	DB	DB	DB	DB	DB

Purchased calls expired (oz)	4,776	61,354	15,868	21,382	23,050	-	14,732	-	-	-
Exercise price	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	-	$365/oz	-	-	-
Gain (Loss) at settlement ($000) (1)	1,240	5,977	1,788	1,146	1,140	-	378	-	-	-
Counterparty (2)	BNP	SB	BNP	SB	BNP	-	BNP	-	-	-

Sold forwards expired (oz)	7,751	-	3,464	-	1,216	-	1,216	-	608	-
Exercise price	$301/oz	-	$301/oz	-	$301/oz	-	$301/oz	-	$301/oz	-
Gain (Loss) at settlement ($000) (1)	(2,363)	-	(574)	-	(134)	-	(74)	-	(7)	-
Counterparty (2)	DB	-	DB	-	DB	-	DB	-	DB	-

(1)

OM – Options expired out of the money.
(2)

DB – Deutsche Bank; BNP – BNP Paribas; SB – Standard Bank.

Copper Price Sensitivity

Mark-to-market valuation of the copper derivative financial instruments (all of which are forward sales) as of December 31, 2006 and 2005 was as follows:

Forward sales ($000)

December 31, 2006
Book value	(26,879)
Fair value	(26,879)
Difference	-
December 31, 2005
Book value	(17,278)
Fair value	(17,278)
Difference	-

As of December 31, 2006, sensitivity of mark-to-market valuations to copper price, exchange rate, interest rates and time were as follows (there is no sensitivity to volatility, since all instruments are forward sales):

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 18

Fair value sensitivity to copper price:

	($000)
	Forward Sales	Inventories	Total
Fair value
$2.28/lb	(18,028)	1,905	(16,123)
$2.57/lb	(22,453)	2,147	(20,306)
$2.85/lb	(26,879)	2,381	(24,498)
$3.14/lb	(31,304)	2,623	(28,681)
$3.42/lb	(35,729)	2,857	(32,872)

Fair value sensitivity to $/€ exchange rate:

	($000)
	Forward Sales	Inventories	Total
Fair value
$1.054/Euro	(30,353)	2,381	(27,972)
$1.185/Euro	(28,616)	2,381	(26,235)
$1.317/Euro	(26,879)	2,381	(24,498)
$1.449/Euro	(25,141)	2,381	(22,760)
$1.580/Euro	(23,404)	2,381	(21,023)

Fair value sensitivity to $ interest rates:

	($000)
	Forward Sales	Inventories	Total
Fair value
4.3% (average)	(27,118)	2,381	(24,737)
4.8% (average)	(26,998)	2,381	(24,617)
5.4% (average)	(26,879)	2,381	(24,498)
5.9% (average)	(26,761)	2,381	(24,380)
6.4% (average)	(26,645)	2,381	(24,264)

Fair value sensitivity to time:

	($000)
	Forward Sales	Inventories	Total

Fair value
Current	(26,879)	2,381	(24,498)
Plus 3 months	(27,208)	2,381	(24,827)
Plus 6 months	(27,488)	2,381	(25,107)
Plus 9 months	(27,717)	2,381	(25,336)
Plus 12 months	(27,895)	2,381	(25,514)

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 19

The amount of total committed tonnes, scheduled production and the ratio of committed tonnes to scheduled production by year are as follows:

	Tonnes of Copper

	2007	2008	Total
Estimated production	6,349	6,995	13,344

Committed tonnes
Forward sales	4,344	3,112	7,456
Committed / production (%)	68%	44%	56%

The details by maturity year of Rio Narcea's copper forward sales contracts as of December 31, 2006 are as follows:

	2007	2008	Total
Sale of €/Tn forward
Tonnes	2,172	1,556	3,728
Exercise price (€/Tn)	1,831	1,831	1,831
Book value / fair value per tonne ($/Tn)(*)	(3,784)	(3,424)	(3,634)
Book value / fair value ($000)(*)	(8,218)	(5,328)	(13,546)
Sale of €/Tn forward
Tonnes	2,172	1,556	3,728
Exercise price (€/Tn)	1,875	1,875	1,875
Book value / fair value per tonne ($/Tn)(*)	(3,725)	(3,369)	(3,576)
Book value / fair value ($000)(*)	(8,090)	(5,242)	(13,332)

(*) Copper derivative financial instruments are recorded at fair value in the consolidated balance sheet.

The Company's copper forwards do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2006 are settled by a net cash payment at maturity.

As of December 31, 2006, the counterparties to the Company's copper derivative financial instruments were as follows:

Contract	Counterparty
Copper derivative financial instruments -
€1,831/Tn forward sales	Investec
€1,875/Tn forward sales	Macquarie

The Company has not experienced any non-performance by any of the above counterparties. None of the above counterparties are related parties to the Company. Investec and Macquarie do not control a significant share of the gold derivative financial instruments market.

Copper derivative financial instruments experience of the Company since 2004 is as follows (there were no copper derivative financial instruments prior to 2004):

	2006	2005	2004
Forward sales expired (Tn)	2,272	2,226	307
Exercise price (€/Tn)	1,831	1,831	1,831
Gain (Loss) at settlement ($000)	(10,215)	(3,349)	(215)
Counterparty (1)	IB	IB	IB

Forward sales expired (Tn)	2,272	2,226	307
Exercise price (€/Tn)	1,875	1,875	1,875
Gain (Loss) at settlement ($000)	(10,089)	(3,227)	(199)
Counterparty (1)	MB	MB	MB

(1) IB - Investec; MB - Macquarie.

Exchange Rate Sensitivity

The table below provides information about the Company's foreign exchange derivative financial instruments and presents such information in U.S. dollar equivalents, the Company's reporting currency. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including Euro denominated debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates.

There are no firmly committed Euro sales transactions, but the functional currency of the Company's projects in the European Union is the Euro and most of the operating and capital expenditures of these projects are in this currency.

	Expected Maturity Date $ equivalents
	2007	2008	2009	2010	2011	Thereafter	TOTAL
ON BALANCE SHEET FINANCIAL INSTRUMENTS
Short and long-term debt
Denominated in Euros
Variable rate
Amount ($000)	42	44	45	47	41	132	351
Interest rate	4.6%	4.8%	4.8%	4.8%	4.8%	4.7%	4.7%
Fixed rate
Amount ($000)	276	768	728	728	728	3,977	7,205
Interest rate	1.4%(1)	0.3%(1)	0.0%(1)	0.0%(1)	0.0%(1)	0.0%(1)	0.1%(1)
Forward sales (Sell $ / Buy €)
Amount ($000)	4,407	4,590	-	-	-	-	8,997

(1) Loans received at zero interest rate, except for a loan of $111,000 received at 5.5%.

In March 2004, the Company entered into forward sales contracts for $16.9 million at an average price of $1.22 per Euro and with maturities between November 2004 and September 2008 that cover exchange rate risk.

Mark-to-market valuation of the foreign exchange derivative financial instruments as of December 31, 2006 and 2005 was as follows:

Forward Sales ($000)
December 31, 2006
Book value	782
Fair value	782
Difference	-
December 31, 2005
Book value	(77)
Fair value	(77)
Difference	-

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 20

As of December 31, 2006, sensitivity of mark-to-market valuations to $/€ exchange rate, $ and € interest rates and time were as follows (there is no sensitivity to volatility, since all instruments are forward sales):

Fair value sensitivity to $/€ exchange rate:

Forward Sales ($000)
Fair value
$1.054/Euro	(1,092)
$1.185/Euro	(155)
$1.317/Euro	782
$1.449/Euro	1,718
$1.580/Euro	2,655

Fair value sensitivity to $ interest rate:

Forward Sales ($000)
Fair value
4.3% (average)	689
4.8% (average)	736
5.4% (average)	782
5.9%(average)	827
6.4% (average)	873

Fair value sensitivity to € interest rate:

Forward Sales ($000)
Fair value
3.1% (average)	858
3.5% (average)	820
3.9% (average)	782
4.3%(average)	744
4.7% (average)	707

Fair value sensitivity to time:

Forward Sales ($000)
Fair value
Current	782
Plus 3 months	760
Plus 6 months	742
Plus 9 months	726
Plus 12 months	713

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 21

The details by maturity year of Rio Narcea's foreign exchange forward sales contracts as of December 31, 2006 are as follows:

	2007	2008	Total
Forward sales (Sell $ / Buy €)
Amount ($000)	2,266	2,340	4,606
Exercise price ($/ €)	1.2218	1.2218	1.2218
Book value / fair value per $(*)	0.09	0.09	0.09
Book value / fair value ($000)(*)	193	210	403
Forward sales (Sell $ / Buy €)
Amount ($)	2,140	2,249	4,389
Exercise price ($/ €)	1.2240	1.2240	1.2240
Book value / fair value per $(*)	0.08	0.09	0.09
Book value / fair value ($000)(*)	180	199	379

(*) Foreign exchange derivative financial instruments are recorded at fair value in the consolidated balance sheet.

The Company's foreign exchange forward sales do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2006 are settled by a net cash payment at maturity.

As of December 31, 2006, the counterparties to the Company's foreign exchange derivative financial instruments were as follows:

Contract	Counterparty
Foreign exchange derivative financial instruments-
$1.2218/€ forward sales	Investec
$1.2240/€ forward sales	Macquarie

The Company has not experienced any non-performance by any of the above counterparties. None of the above counterparties are related parties to the Company. Investec and Macquarie do not control a significant share of the foreign exchange derivative financial instruments market.

Foreign exchange derivative financial instruments experience of the Company in 2006, 2005 and 2004 is as follows (there was no foreign exchange derivative financial instruments prior to 2004):

	2006	2005	2004
Forward sales expired ($000)	1,838	1,849	401
Exercise price ($/€)	1.2218	1.2218	1.2218
Gain (Loss) at settlement ($000)	58	39	36
Counterparty (1)	IB	IB	IB

Forward sales expired ($000)	1,706	1,720	383
Exercise price ($/€)	1.2240	1.2240	1.2240
Gain (Loss) at settlement ($000)	51	33	34
Counterparty (1)	MB	MB	MB

(1)

IB - Investec; MB - Macquarie.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date. The

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 22

information is presented in U.S. dollar equivalents, the Company's reporting currency. The instruments actual cash flows are denominated in both U.S. dollars ($US) and Euros (€).

	Expected Maturity Date ($ equivalents)
	2007	2008	2009	2010	2011	Thereafter	TOTAL
ON BALANCE SHEET FINANCIAL INSTRUMENTS
Short and long-term debt – Variable rate
Denominated in Euros
Amount	42	44	45	47	41	132	351
Interest rate (*)	4.6%	4.8%	4.8%	4.8%	4.8%	4.7%	4.7%
Denominated in $US
Amount	29,638	11,000	8,500	2,000	13,000	-	64,138
Interest rate (*)	7.9%	7.7%	7.6%	7.6%	7.6%	-	7.8%

(*)

Weighted average.

Qualitative Disclosure

The Company's primary risk exposures are:

1.

Commodity Price Fluctuations
2.

Foreign Exchange Rate Fluctuations
3.

Interest Rate Fluctuations

Commodity Price Fluctuations

As a condition of its bank loan arrangements, the Company enters into puts, calls and forward contracts to mitigate the impact of price fluctuations on a portion of its gold and copper production. The Company also enters into derivative financial instruments for specific transactions that management deems expose the Company to an unacceptable market price risk.

On October 26, 2000, the Company settled all of its then existing put and call options plus the forward currency contracts and contracted a put/call structure to cover market and exchange rate risks for the period of the credit agreement with Deutsche Bank.

The summary of the structure, which gave rise to a net premium of $5.2 million to the Company, is as follows:

Transaction	Term	Ounces	Exercise Price

Purchase of put option	2000-2006	173,633	$280/oz
Purchase of put option	2000-2006	434,593	€300/oz
Sale of call option	2000-2006	115,811	$365/oz
Sale of call option	2000-2006	291,632	€405/oz

On June 29, 2001, the Company contracted a forward sale of 14,255 ounces with an expected maturity between 2002 and 2006. In May 2002, the Company purchased call options with the same term and maturity and exercise price as the $365 per ounce call options that had been written and sold on October 26, 2000, resulting in an aggregate acquisition cost to the Company of $1.1 million. Additionally, in February 2003, the Company purchased call options with the same term and maturity and exercise price as the €405 per ounce gold calls previously written and sold, representing 82,736 ounces of gold, at an acquisition cost of $2.0 million.

On March 25, 2004, the Company entered into forward sales of 17,066 tonnes of copper at a price of €1,853 per tonne, with maturities between November 2004 and September 2008. This transaction was entered into as a condition of, the drawdown of $30 million under the credit facility granted by Investec and Macquarie to finance the Aguablanca project. The counterparties to this transaction are Investec and Macquarie.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 23

On June 30, 2006, the Company entered into a zero-cost collar for 280,000 ounces of gold, with prices between $600 and $795 per ounce and maturities between September 2007 and March 2012.  This transaction was entered into as a condition of, the drawdown of $42.5 million under the credit facility granted by Macquarie to finance the Tasiast project.  The counterparty to this transaction is Macquarie.

The Company has not entered into any additional commodity derivative financial instruments.

Foreign Exchange Rate Fluctuations

The United States dollar is the reporting currency of the Company. Metals produced at the Company's operations in Spain are sold in the international markets for U.S. dollars. However, the cost structures of these operations are primarily in Euros.

To the extent that there are fluctuations in local exchange rates against the U.S. dollar, the fluctuations could have an impact on the Company's operations, since local salaries and supply contracts would be affected. On March 25, 2004, the Company entered into forward sales of $16.9 million at a price of $1.22 per Euro with maturities between November 2004 and September 2008. This transaction was entered into in relation to the drawdown of $30 million under the credit facility granted by Investec and Macquarie to finance the Aguablanca mine. The counterparties to this transaction are Investec and Macquarie.

The Company also has several outstanding credit facilities and other loan agreements, which are denominated in Euros. To the extent that there are changes in the exchange rate of the Euro against the U.S. dollar, the changes would have an impact on certain of the Company's debt obligations.

Interest Rate Fluctuations

As at December 31, 2006, the Company had short-term and long-term debt of $72.0 million. The short-term and long-term debt included $64.5 million of variable rate debt, of which $64.1 million was owed to Macquarie at an interest rate of LIBOR + 2.5% to 2.75%. To the extent that the interest rate changes, these changes would have an impact on the amount of interest that the Company incurs on its debt. The Company has not entered into any interest rate swap agreements to manage its exposure to changes in interest rates.

Classification of Mineral Reserves and Resources

Cautionary Note to US Investors Concerning Estimates of Measured, Indicated and Inferred Resources

This section uses the terms "measured", "indicated" and "inferred" resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Security Exchange Commission does not recognize them. ''Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. United States investors are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable. United States Investors are urged to consider closely the disclosure in the Company's Form 40-F, File No. 0-30670, available from the Company by contacting the Investor Relations Department

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 24

Mineral Reserves and Resources

Rio Narcea Mineral Reserves and Resources 1,2,3,4
(as of December 31, 2006)

					Contained Metal
			Tonnes	Au	Au
GOLD		Category	(000s)	(g/t)	(000 ounces)
Mineral Reserves
Tasiast [10]	Open Pit	Proven	761	3.24	80
		Probable	11,223	2.66	960
		Total	11,984	2.70	1,040

					Contained Metal
			Tonnes	Au	Au
GOLD		Category	(000s)	(g/t)	(000 ounces)
Mineral Resources (including reserves)
Tasiast[10]		Measured	860	3.17	88
		Indicated	13,693	2.59	1,142
		Total	14,553	2.63	1,230
		Inferred	18,633	1.94	1,165
Salave [5,11]		Measured	354	2.70	31
		Indicated	14,841	3.00	1,431
		Total	15,195	2.99	1,462
		Inferred	2,813	2.47	223
Corcoesto[8]	Open Pit	Measured	2,480	1.78	142
		Indicated	2,190	1.74	122
		Total	4,670	1.76	264
		Inferred	590	1.69	32
	Underground[9]	Inferred	240	6.15	47

Total measured and indicated			34,418	2.67	2,956

Total Inferred			22,276	2.05	1,467

						Contained Metal

			Tonnes	Ni	Cu	Ni	Cu
NICKEL		Category	(000s)	(%)	(%)	(tonnes)	(tonnes)
Mineral Reserves
Aguablanca[7]	Stockpile	Proven	200	0.54	0.46	1,000	800
		Total	200	0.54	0.46	1,000	800
	Open Pit	Proven	6,600	0.62	0.48	40,600	31,700
		Probable	4,700	0.58	0.46	27,500	21,900
		Total	11,300	0.60	0.47	68,100	53,600
		Total Reserves	11,500	0.60	0.47	69,100	54,400
Mineral Resources (including reserves)
Aguablanca[7]		Measured	9,100	0.60	0.50	54,200	45,000
		Indicated	5,700	0.56	0.46	32,200	26,500
		Total measured and indicated	14,800	0.58	0.48	86,400	71,400
		Inferred	4,700	0.40	0.31	18,800	14,400
		Total Inferred	4,700	0.40	0.31	18,800	14,400

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 25

(1)

Mineral reserves and resources for all projects, as of December 31, 2006, are stated in accordance with definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (C1M) on August 20, 2000. The Aguablanca project mineral resource and reserve estimates were prepared by or under the direction of Alan C. Noble, P.E., of Ore Reserves Engineering, a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101). The Salave project mineral resource estimate was prepared by Roscoe Postle & Associates under the supervision of Hrayr Agnerian P.Geo, a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101), as disclosed in the Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) dated October 29, 2004. The Corcoesto project mineral resource estimate was prepared by or under the direction of Alan C. Noble, P.E., of Ore Reserves Engineering, a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101), as disclosed in the Kinbauri Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) dated August 22, 2006. The Tasiast project mineral reserve estimate was prepared on October 5, 2006 under the direction of David A. Orava, M. Eng., P. Eng. of A.C.A. Howe International Ltd., a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101). The Tasiast project mineral resource estimate (excluding the inferred resource estimate of the Piment North – North and West Branch zones) was prepared by David A. Orava, M. Eng., P. Eng. and Daniel C. Leroux, B.Sc., P.Geo. of A.C.A. Howe International Ltd., each a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101). The Tasiast project mineral resource estimate for the inferred resource estimate of the Piment North – North and West Branch zones was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, B.Sc., P.Geo. a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101), as disclosed in the Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) dated January 31, 2006.

(2)

Mineral reserves have been estimated using site specific appropriate cut-off grades.

(3)

Mineral resources (of all categories) that are not mineral reserves do not have demonstrated economic viability. Mineral resources include mineral reserves.

(4)

Contained metal figures are before mill recovery factors are applied.

(5)

Resources at the Salave project are reported at 100% by Rio Narcea.

(6)

Not available.

(7)

Mineral resources for the Aguablanca mine have been estimated using a 0.2% nickel cut-off grade.  Mineral reserves for the Aguablanca mine have been estimated using a nickel price of $5.25 per  pound, a copper price of $1.50 per pound and an exchange rate of $1.25/€.

(8)

Mineral resources for the Corcoesto project have been estimated using a 0.9 grams per tonne gold cut-off grade.

(9)

These resources include 12,000 ounces of gold that are included in the open pit inferred resources.

(10)

Mineral resources for the Tasiast project have been estimated using a 0.8 grams per tonne gold cut-off grade. Mineral reserves for the Tasiast project have been estimated using a gold price of $491/oz.

(11)

Mineral resources for the Salave project have been estimated using a 1.0 grams per tonne gold cut-off grade.

Risk Factors

The operations of the Company are speculative due to the high-risk nature of its business which is the acquisition, financing, exploration, development and operation of precious and base metal mining properties. These risk factors could materially affect the Company's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

Mineral Exploration Involves Significant Financial Risk

The exploration for and development of mineral deposits involves significant financial risk, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an orebody may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a site. It is impossible to ensure that the exploration programs planned by the Company will result in a profitable commercial mining operation.

Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of a deposit, such as size, grade and proximity to infrastructure, as well as metal prices, which are highly cyclical, and governmental regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Mining Involves Hazards for which the Company has Insurance Subject to a Limit

The business of mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labour disputes, encountering unusual or unexpected geological formations, cave-ins, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 26

Although the Company maintains insurance in amounts that it believes to be reasonable, such insurance will not cover all the potential risks associated with its business. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. In the future, insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. The Company might also become subject to liability for pollution or other hazards that it cannot insure against or that it may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Extensive Governmental Regulations Control Mining Exploration

The Company's activities are subject to extensive Spanish, Portuguese and Mauritanian national, provincial and local laws and regulations and foreign laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. The Company is dependent on third parties, including national and regional governments to be granted the necessary permits to develop and operate its mines. The Regional Government of Asturias recently denied the Company's application for a "change of land use" required to develop the Salave project. The Company has commenced legal proceedings against the Government of Asturias, however, due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of the legal proceedings will not have a material adverse effect on the Company.

In addition, future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in development of the Company's properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits, could become such that the Company could not proceed with the development or operation of a mine on an economically viable basis.

Capital Requirements

The Company believes it will be able to fund future investments in its mineral properties through internally generated cash flow, existing working capital and a combination of debt, equity and grants.  There can be no assurance the Company will be able to raise additional debt or equity financing, or that future government grants will be made available to the Company.

Uncertainty of Ore Reserve Estimates

Although the Company has, with the assistance of independent experts as appropriate, carefully prepared its mineral reserve and resource figures in accordance with the requirements of the applicable securities regulatory authorities and established industry practices, such figures are estimates only. The mineral reserves have been determined based upon assumed commodity prices, operating costs and exchange rates. These factors may in the future render certain ore reserves uneconomic to mine and result in a significant reduction in the reported mineral reserves. Furthermore, no assurance can be given that the indicated tonnages and grade will be achieved or that the indicated level of recovery will be realized over the mine life.

Replacement of Mineral Reserves

The Company must continually replace mineral reserves depleted by production by doing the work necessary to reclassify known mineral resources to mineral reserves, expanding known mineral orebodies or locating new deposits in order for it to maintain or grow production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. Success is very uncertain and dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise, and availability of exploration capital. As a result of these and other factors, there is no guarantee that the Company's exploration efforts will result in the discovery of additional mineral reserves. If mineralization is discovered, it might take many years until production is possible, during which time the economic feasibility of production may change.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 27

Conflicts of Interest of Officers and Directors

Some of the officers and directors of the Company are associated with other companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The Company's policy on conflicts of interest complies with the procedures established under section 120 of the Canada Business Corporations Act, which sets out the necessity of full disclosure of any conflict of interest prior to the Board dealing with the subject matter giving rise to the conflict of interest and the interested party refraining from voting on such matter. The directors are further required to act honestly and in good faith with a view to the best interests of the Company and its shareholders.

Not every officer or director devotes all of their time and attention to the affairs of the Company. With respect to the key management employees, Alberto Lavandeira, David Baril, Omar Gómez and Luis Pevida devote 100% of their time to Rio Narcea and it is anticipated that they will devote a similar amount of time to the affairs of Rio Narcea during 2007. Refer to "Directors and Officers of the Company". In 2006, Chris I. von Christierson and Javier Colilla devoted 80% of their working time, respectively, on the affairs of Rio Narcea. It is anticipated that Chris von Christierson and Javier Colilla will devote a similar amount of time to the affairs of Rio Narcea during 2007.

The Price of Gold and Nickel is Volatile

The profitability of the Company's operations may be significantly affected by changes in the market price of gold, nickel and other mineral commodities. Metal prices fluctuate widely and are affected by numerous factors beyond the Company's control. The level of interest rates, the rate of inflation, world supply of mineral commodities, and stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political systems and political developments. The price of mineral commodities has fluctuated widely in recent years and future serious price declines could cause commercial production to be impracticable.

Mineral reserve estimates and life-of-mine plans using significantly lower prices could result in material write-downs of its investment in mining properties and increased amortization, reclamation and closure charges.

Company Hedging Strategies

The Company has the ability to enter into puts, calls and forward sales contracts to hedge the impact of price fluctuations on a portion of its production. The Company enters into hedging positions for specific transactions that management deems expose the Company to an unacceptable market price risk or as required pursuant to loan agreements. For more information regarding the Company's hedging activities, refer to "Description of the Business - Quantitative and Qualitative Disclosure about Market Risk", no assurance can be given that the Company's hedging program will be successful in adequately protecting the Company from fluctuations in commodity prices.

Dividends

The Company has not paid any dividends since the date of its incorporation.

Competition within the Mining Industry

Significant and increasing competition exists for mineral resources in the jurisdictions in which the Company conducts operations. As a result of this competition, the Company may be unable to acquire additional attractive mining claims or financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified employees.

As a result of this competition, some of which is with companies with greater financial resources, the Company may be unable to maintain or acquire the personnel and expertise required to develop and operate its properties. Also, the Company may be unable to acquire attractive mining properties on terms it considers acceptable or at all. Consequently, its revenues, operations and financial condition could be materially adversely affected.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 28

Project Risks

In pursuing its near-term objective of joining the select ranks of the profitable, mid-tier metal producers, the Company evaluates acquisition opportunities that would give appropriate returns to enhance shareholder value. Any resultant acquisitions may have significant associated risks, including, but not limited to: (1) political, (2) market volatility, (3) orebody proving to be below expectations and (4) environmental. Additionally, the Company may require additional capital to finance acquisitions. There can be no assurance that the Company would be successful in overcoming these risks or any other problems arising from such acquisitions.

Dependence on Key Management Employees

The Company's development to date has depended, and in the future will continue to depend, on the efforts of key management employees, including Chris I. von Christierson (Chairman and CEO), Alberto Lavandeira (President), Omar Gómez (CFO), Javier Colilla (Senior Vice President, Corporate), David Baril (COO) and Luis Pevida (Senior Exploration Manager and acting Vice President, Exploration). The loss of any one of these people could have a material adverse effect on the Company.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 29

DESCRIPTION OF MINES, DEVELOPMENT PROJECTS AND EXPLORATION PROPERTIES

Nickel Operations

Aguablanca Mine

Metallurgical Design and Management (Pty) Ltd. prepare a feasibility study dated July 2002 entitled “Feasibility Study Aguablanca Project” (the “Feasibility Study”).  The following description of the Aguablanca project has been summarized, in part, from the Feasibility Study and readers should consult the Feasibility Study to obtain further particulars regarding the Aguablanca project.  The Feasibility Study is available for review on the SEDAR website.

Location, Access and Climate

The Aguablanca nickel sulfide deposit is located in the province of Badajoz, in the municipality of Monesterio, five kilometres west of the village of El Real de la Jara. The Aguablanca deposit has excellent logistical communications being approximately three kilometres from the Seville-Merida national highway, currently being updated to a four lane highway, and 80 kilometres by road to Seville and 140 kilometres from a major seaport at Huelva. There is ready access to power, telephone lines, and domestic water and industrial water from several sources.

Aguablanca Location Map

N
S
E
W
PORTUGAL
SPAIN
BADAJOZ
Merida
Evora
Zafra
Moura
Monesterio
Aguablanca
Santa Olalla del Cala
CORDOBA
SEVILLA
HUELVA
Legend
Rio Narcea Properties
Spanish Provinces
Roads

The El Real de la Jara region has limited commercial infrastructure, mainly consisting of businesses servicing the local farming and agricultural activities. There are some isolated farms within a radius of 10 kilometres of the project area. Farming is generally of a subsistence nature and includes cattle and pig farming. Secondary support businesses and services, and government organizations, available in El Real de le Jara include, retail, banking and schools. Roads in the area are relatively undeveloped. A new bitumen road bypassing the town was constructed. This ensures that heavy vehicles associated with the mine operations do not disturb or disrupt the local community.

The Aguablanca region has a Mediterranean climate. Temperatures in the hot and dry summer months, from May to October, range from 10°C to 33°C. Temperatures in the cool, mild winter months, from November to April, range from 3°C to 18°C. Rainfall and light snow prevail in this period. The prevailing winds are seasonal. The Aguablanca project is at an elevation of 450 to 500 metres above sea level, and comprises low hills with moderate relief. Rock outcrops are rare.

The mineral rights consist of leases, options to purchase or freehold interests in registered exploration permits, surveyed investigation permits and state mineral reserves covering a total surface area of approximately 5,645 square kilometres.

Once the geological potential of the Exploration Permits has been assessed, the Company can transform the areas of interest into Investigation Permits (PI), which has been done in most of the cases.

Within any area a declared a reserve of the State and not free for claiming by the Director General of Mines (a "State Reserve"), the State retains a royalty which can range from 0.5% to 2% of NSR (in relation to the average annual nickel price according to the table below) to be paid annually at the start of the first year of commercial production.

Average Annual Nickel Price ($/Tn)
Minimum	Maximum	NSR

0	4,945	0.5%
4,945	6,235	1.0%
6,235	7,740	1.5%
>7,740	-	2.0%

In addition, the Company granted a royalty ranging between 0.0% and 3.1% NSR (depending on nickel and copper prices) to AC in connection with the agreement with AC, which would  commence at the start of the second year of commercial production. On August 2, 2006, RNRSA repurchased the royalty from AC for $6 million.

In October 2001, Rio Narcea engaged MDM of South Africa, a company having worldwide project experience in the design and construction of metallurgical milling and flotation plants, to manage the bankable feasibility study ("BFS") for the Aguablanca project. Completed in July 2002, the BFS contains all of the required technical, engineering, capital and operating cost data, produced and compiled by MDM, as well as detailed environmental, geotechnical, mining, metallurgical and tailings studies/reports completed by others.

Permits

Rio Narcea received a positive Declaration of Environmental Impact from the Spanish Ministry of Environment in June 2003. In early August of 2003, the Council of Ministers of Spain approved the "Reserva Definitiva" mineral license for the Aguablanca project, securing the exclusive right of Rio Narcea's wholly-owned subsidiary, RNRSA, to exploit the Aguablanca nickel sulflde deposit. In September of 2003, final municipal approvals were granted allowing for construction to commence in October of 2003.

During 2004 and 2003, RNRSA acquired several plots of land from the local landowners necessary for the construction of the Aguablanca project. In addition, several other plots of land have been rented for a period of 15 years with the option of extending this period. The Company has pre-paid the rentals to the owners of the land, corresponding to a minimum of 6 years and a maximum of 15 years. The land is being used for the development and operation of the mine complex (i.e. access roads, waste dumps, mine pit, plant facilities and tailings deposition facility).

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 30

Geology

The Aguablanca deposit is located in the southeastern part of the west-northwest trending Ossa Morena Lithostructural Zone, which extends into Portugal and covers an area 120 kilometres by 240 kilometres. It is situated along the southeast border of the Olivenza-Monesterio Antiform ("OMA"). The regional geology provides evidence of a least two erogenic events, separated by a period of extension characterized by early Paleozoic rifting and a passive margin phase during Ordovician-Devonian time. This extensional event is believed to be critical to the formation of nickel sulfide mineralization at Aguablanca and to the potential for new discoveries along the OMA.

The deposit is hosted by the Aguablanca gabbroic stock, approximately 2.3 square kilometres, along the northern contact of the Santa Olalla plutonic complex. The northern and southern limits of the plutonic complex are sites of major fault zones. Parallel, post-mineral, northeast trending, strike slip fault system that dips 75° to 80° to the southeast dismembers and represent the lateral limits of the mineralization. From north to south the rock types observed in the deposit area are marble and skarn, endoskarn and various facies of gabbro. A layer of gossanous material with irregular thickness covers the above rock types and a 10 to 15 metre thick overburden is present throughout the area.

Mineralization

The Aguablanca deposit represents a typical magmatic Ni-Cu sulfide mineralization hosted by various facies of gabbro. Ultramafic rocks such as pyroxenite and peridotite have also been intersected in diamond drill holes. Sulfide mineralization consists predominantly of pyrrhotite, pentlandite, chalcopyrite and pyrite with minor marcasite and covellite. Magnetite is commonly present and lesser amounts of PGM and gold are associated with the sulfide minerals. Three main types of sulfide mineralization have been recognized. These are: Type 1 - Massive to semi-massive mineralization; Type 2 - Disseminated mineralization; and Type 3 - Irregular mineralization in patches, lenses etc. Type 1 mineralization is associated with magmatic breccia, which consists of subangular gabbroic fragments in a matrix of semi-massive sulfides. Type 2 mineralization is characterized by sulfides interstitial to the silicates (pyroxene, amphibole and plagioclase) and generally associated with the mineralized gabbroic unit. Type 3 mineralization contains variable amounts of sulfides in patches, lenses, aggregates or bands. It is typical of the distal parts of the deposit and represents the transition zone from the disseminated mineralization to the barren lithologies.

The Aguablanca deposit consists of two parts: (1) the main mineralized body (the "Main Zone"), approximately 300 metres long by 50 to 100 metres wide, trends east-northeast and (2) the northern body (the "North Zone"), 25 to 50 metres wide, traced for about 150 metres along strike and 160 metres below the surface. Both mineralized bodies are cut by northeast and northwest trending faults.

Exploration History

Exploration for nickel and copper deposits in the OMA area of southwest Spain has been carried out since the mid-1980's. In 1986, the areas known as La Monaguera and La Remonta, which cover a total area of 620,800 hectares in the Provinces of Huelva and Badajoz, were declared a State Reserve for Mineral Investigation, and the investigation rights were awarded to Presur, the State corporation.

Presur carried out stream sediment geochemical sampling and in 1989 reduced the size of the State Reserve to 460,300 hectares. In 1993, the Presur-Rio Tinto Minera ("RTM") Joint Venture identified the Aguablanca target by further geochemical stream sediment and soil sampling, and in 1994 discovered the Aguablanca deposit by diamond drilling. The RTM interest was later transferred to AC which, in 1996, decided not to continue with exploration in the area.

By March 1997, the State Reserves had been reduced to 133,400 hectares, with 41,000 hectares categorized as a "Priority Area" in which AC and Presur each had a 50% interest, with the remaining 92,400 hectares categorized as "Secondary Area" in which Presur had 100% interest. Under the terms of the joint venture agreement, AC had the option to include areas within the "Secondary Area" in the "Priority Area", thereby giving AC the right for a 50% interest.

From 1993 to 1996, RTM carried out some 33,000 metres of diamond drilling, completed a 65 metre long adit for bulk sampling and a pre-feasibility study on an open pit. RTM estimated the mineral resources at approximately 18.9 million tonnes averaging 0.67% Ni and 0.46% Cu and a stripping waste to ore ratio of 4.3 to 1. RTM then estimated the open pit mineral resources to total 12.4 million tonnes averaging 0.80% Ni and 0.54% Cu with a stripping ratio of 4.45 to 1.

In March 2001, the Company signed an option agreement with AC to acquire its 50% interest in the Aguablanca project. The Company conducted an extensive due diligence study that included metallurgical tests, mine plan review and optimization, 513 metres of drilling, detailed geotechnical studies, re-logging of 5,600 metres of core and re-assaying 40% of the samples from 33,000 metres of drilling by the previous owners. With positive results obtained from the due diligence study, the Company exercised its option to acquire 100% of the Aguablanca project from AC and the Spanish Government on July 5, 2001 in exchange for a royalty based on net smelter returns, and initiated a bankable feasibility study. In addition, the Company has a commitment with the Spanish State to invest €1.9 million (approximately $2.5 million), within a period of nine years in exploration in three specific areas. Following these investments, exploration expenditures will be incurred on a 50%-50% basis by the Company and the Spanish State.

Exploration and Drilling

As part of the bankable feasibility study completed by MDM and the Company, two geotechnical core holes, three metallurgical holes and 53 core holes totalling 12,360 metres were drilled at Aguablanca to infill the drill hole spacing to 25 metres. Core size has been HQ (PQ for the metallurgical holes), and assay intervals were generally two metres, but adjusted locally for geologic changes of interest. Rio Narcea completed a program to re-open and re-survey all holes possible. A total of 11,999 metres in 55 old drill holes were resurveyed and results were used in the new geological interpretation and model building.

Taking advantage of the higher grades encountered in drill holes beneath the open pit reserves and also of the current and forecast nickel prices, the decision was taken in late 2003 to commence the planning of an underground decline. In April 2004, Rio Narcea awarded the contract for the decline to Obras Subterráneas, S. A., (an experienced Spanish contractor specialized in construction of tunnels). The development of the decline was finished during 2005. This decline was used for infill and exploratory drilling at depth and eventual future underground production of higher grade material.

4,875 metres of exploration drilling in 14 core holes were completed in 2006. This resulted in the discovery of a new zone of magmatic sulphide mineralization, called Area 108, situated 225 metres to the west of the north orebody. The discovery hole AGU-108, drilled from the existing underground decline ramp, intersected a large interval of patchy and disseminated sulfide mineralization hosted by irregular gabbros and porphyritic gabbronorites. Assay results returned 15.6 metres at 0.45% nickel and 0.21% copper, including a higher grade interval of 5.3 metres at 0.93% nickel and 0.41% copper.   A subsequent hole, AGU-1050, cut the same style of mineralization approximately 200 metres below and returned 11.8 metres at 0.42% nickel and 0.26% copper, including a higher grade interval of 4 metres at 0.60% nickel and 0.45% copper.

Other deeper holes in the same section drilled to the west of AGU-108, intersected patchy and weak disseminated sulphide mineralization but including in some cases higher grade intervals of up to 0.5% nickel and 0.24% copper over narrow widths. Further drilling will be conducted on this new target during 2007.

A $1,860 exploration budget has been approved for 2007, which contemplates 10,500 metres of drilling and detailed electromagnetic surveys around Aguablanca. This drilling program will be designed to further test the continuity at depth of the main mineralized zone and its connection to the deep mineralization that has been discovered.

The first five holes drilled in 2007 in these deeper zones intersected wide intervals of strongly disseminated, semi-massive as well as massive sulphide mineralization, indicating strong potential for underground mining. These holes, which were drilled perpendicular to the mineralized zone have confirmed the above mentioned connection between the "deep body" and the open pit mineralization. Furthermore, these holes are all located in proximity to the existing 2,700 metres decline ramp, which will facilitate the infill drilling that is planned and possible future underground mining.

Results to-date of the 2007 program are summarized below:

Section	Hole	Length (m)	Nickel grade (%)	Copper grade (%)

@ 0.5% nickel cut-off
7300E	AGU-1053	19.65	0.82	0.78
(underground drilling)	AGU-1055	28.30	0.68	0.57

7350E	AGU-1056	26.05	0.80	0.57
(underground drilling)	AGU-1058	45.40	0.74	0.72
		3.60	1.04	0.66

7175E	AGU-117	3.75	0.92	0.39
(surface drilling)

@ 1.0% nickel cut-off
7300E	AGU-1053	5.15	1.39	0.97
(underground drilling)		2.05	1.07	1.12
	AGU-1055	12.20	1.18	0.80

7350E	AGU-1056	12.40	1.18	0.65
(underground drilling)		2.05	1.23	0.73
	AGU-1058	10.20	2.18	1.21
		3.60	1.04	0.66
	(including)	2.20	5.40	1.50

Sampling and Analysis and Security of Samples

All drill hole surface coordinates are surveyed by a total station or differential GPS and hole deviation is measured by modem Maxibor equipment, an optical survey probe which gives a precise down hole position regardless of the rocks' magnetic characteristics and recorded directly into an onboard computer. The core is photographed, measured for density and rock quality (“RQD”) and meticulously logged by trained geologists under a system incorporating check logging to ensure consistency of interpretation. Detailed petrographic studies are conducted through the University of Oviedo or Madrid and include microscopic thin section analysis, fluid inclusion studies and potassium-argon age dating. Finally, all coded lithologies, core recovery, survey coordinates, density measurements and geotechnical measurements are entered into the Company's computer database with geochemical assays. Drill hole and geologic information is plotted on computer digitized topographic maps and cross sections and entered with surface and airborne geophysical data and soil geochemical data into GIS program for storage and further analysis. In-house reserves are calculated using Datamine and Whittle 4D pit optimization software. All publicly released mineral reserve estimates are prepared by certified independent consultants meeting the "Qualified Person" requirements of National Instrument 43-101, Standards of Disclosure for Mineral Projects.

AH sample preparation is carried out on site to maintain the highest standards in cleanliness, quality and consistency. Sample protocol is strict and specifically designed for the project by ORE, after extensive studies of heterogeneity, screen size analysis and particle size distribution to determine sample error.

Mineralized core is diamond sawed into halves and prepared using LM1 and LM5, or LM4 pulverizers and ESSA automatic splitters to achieve larger sample weights and smaller particle sizes for splitting. Half cores, rejects and sample splits are archived in clean, well organized storage facilities at the respective project sites. An elaborate ventilation system, specially designed hoods, vacuums, clean quartz sand between sample crushing, and constant supervision for possible contaminants is part of a continuing effort to eliminate errors due to sample contamination.

Gold assays are conducted on one or two-assay-ton samples using fire assay with gravimetric or AA finish (depending on grade) and routinely include an 8 and 11 atomic absorption trace element analysis. Nickel exploration samples are analyzed by atomic absorption or x-ray fluorescence at our Aguablanca laboratory including nickel, cobalt and copper. Later routinely are conducted at the Omarc laboratory in Ireland using ICP-ORE as analytical method which includes 46 elements. Platinum, palladium and gold are also analyzed at Omac by a 30gr Lead Fire Assay/ICP finish method. Nickel soil and rock chip samples are routinely assayed with inductively coupled plasma (ICP) multi-element for 46 trace elements. Rio Narcea's sample protocol requires data verification and quality control by re-assaying a minimum of 5% of the mineralized intervals at an independent laboratory to check the accuracy and precision of the data from the ongoing work. Assay data is electronically entered into the Company database and periodically compared to hardcopies of the data. Intercepts are routinely inspected for anomalous results in comparison to nearest neighbour intercepts. Approximately 15 to 20% of all mineralized intercepts in exploration holes are re-assayed to verify accuracy and precision as well as consistency of assay results. Grade control assays are done in house with check assays sent to ITMA Laboratories (Oviedo, Spain), which duplicate procedures used by the Company. Assays for exploration holes are done by ITMA Laboratories with re-assays by Rocky Mountain Laboratories (Reno, Nevada, USA), Lakefield Oretest Pty Limited (Australia) or OMAC (Ireland). One duplicate, one blank and one standard are routinely used for quality assurance. Finally to minimize data entry error, the geochemical data is downloaded into the Company's database, through a modem or email directly from the laboratory and periodically checked with hardcopies of all data that is kept in drill hole files in the respective project offices.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 31

Mineral Reserves and Resources

The Company's December 31, 2006 mineral reserves estimate for Aguablanca Mine is 69,100 tonnes (152.3 million pounds) of nickel, including 1,000 tonnes (2.2 million pounds) of nickel in stockpiled ore. The mineral reserves include 54,400 tonnes (119.9 million pounds) of copper, including 800 tonnes (1.8 million pounds) of copper in stockpiled ore.

Aguablanca Mine - Mineral Reserves 1,2,3,4
 (as at December 31, 2006)

					Contained Metal
		Tonnes	Ni	Cu	Ni	Cu
	Category	(000s)	(%)	(%)	(tonnes)	(tonnes)
Mineral Reserves

Aguablanca Open Pit	Proven	6,800	0.61	0.48	41,600	32,500
	Probable	4,700	0.58	0.46	27,500	21,900
	Total	11,500	0.60	0.47	69,100	54,400

(1)

Mineral reserves, as of December 31, 2006, are stated in accordance with definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (C1M) on August 20, 2000.  The Aguablanca project mineral reserve estimate was prepared by or under the direction of Alan C. Noble, P.E., of Ore Reserves Engineering, a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101.

(2)

Mineral reserves have been estimated using site specific appropriate cut-off grades (@ 0.2% nickel cut-off).

(3)

Contained metal figures are before mill recovery factors are applied.

(4)

Mineral reserves for the Aguablanca mine have been estimated using a nickel price of $5.25 per pound, a copper price of $1.50 per pound and an exchange rate of $1.25/€.

Aguablanca Mine - Mineral Resources 1,2,3,4
(as at December 31, 2006)

					Contained Metal
		Tonnes	Ni	Cu	Ni	Cu
	Category	(000s)	(%)	(%)	(tonnes)	(tonnes)
Mineral Resources

Aguablanca	Measured	9,100	0.60	0.50	54,200	45,000
	Indicated	5,700	0.56	0.46	32,200	26,500
	Total	14,800	0.58	0.48	86,400	71,400
	Inferred	4,700	0.40	0.31	18,800	14,400

(1)

Mineral Resources, are stated in accordance with definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (C1M) on August 20, 2000. The Aguablanca project mineral resource estimate was prepared by or under the direction of Alan C. Noble, P.E., of Ore Reserves Engineering, a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101).

(2)

Mineral resources have been estimated using site specific appropriate cut-off grades (@ 0.2% nickel cut-off).

(3)

Mineral resources for the Aguablanca mine have been estimated using a nickel price of $6,600/Tn, a copper price of $1,600/Tn and an exchange rate of $1.00/€.

(4)

Mineral resources include Mineral reserves.

Mining

The mine operation has been developed with contract mining (Peal Obras Públicas, S.A. from Spain). In 2006 production from the open pit operation was 1,550,437 ore tonnes (1,092,009 - 2005) at 0.59% nickel (0.72% - 2005) and 0.49% copper (0.51% - 2005). During 2006, 5,773,093 tonnes of waste were removed (4,666,198 – 2005). In 2007, the Company expects to process 1,701,532 ore tonnes at 0.56% nickel and 0.41% copper, with a strip ratio of 8:1.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 32

Metallurgy

Ore consists of semi-massive breccia sulfide and the disseminated sulfide ores, both bearing nickel and copper values. The nickel is present mostly as pentlandite and the copper only as chalcopyrite; minor nickel is contained in pyrrhotite. Most of the gangue is composed of silicates (amphibole, pyroxene) and pyrrhotite.

Testwork confirmed that Aguablanca ore is suitable for two stage milling using semi-autogenous and ball milling. The flow sheet includes primary crushing, semi-autogenous grinding, pebble crushing, ball milling, three stages of nickel flotation including concentrate regrind, concentrate thickening and filtration. Overall nickel recovery is estimated to reach 80% to 82% for the bulk concentrate production, with +90% for Cu and 70% for Pt, Pd and Co and concentrate grades will be 8 to 9% Ni with 4 to 5% Cu.

Acid base accounting showed that Aguablanca flotation tailings have a strong potential to generate acidic drainage but also have significant neutralizing potential. Aguablanca waste rock has significant neutralizing potential.

Leachate testing showed that for both tailings and waste rock samples, very low levels of metals were detected, none of which were present at concentrations greater than the World Bank Environmental Guidelines for Mining and Milling Operations.

Processing Plant

The Company produces mineral bulk concentrate of nickel and copper, containing platinum group metals, cobalt and gold, by conventional open pit mining and processing, (milling and flotation) of mineral ores from the Aguablanca orebody. The Aguablanca processing plant has been designed to produce a bulk copper-nickel-platinum group metals concentrate. However, the plant has the flexibility to produce separate copper and nickel concentrates with minimal loss of nickel to the copper concentrate, by exploiting the flotation rate differences between the fast floating copper and the nickel minerals. Magnesium oxide ("MgO") levels in the concentrate are controlled by conventional, industry standard talc depression techniques to achieve smelter specifications.

Construction of the plant commenced in October 2003 and finished in mid December 2004 under a lump sum turnkey contract with Fluor Corporation of Australia who also constructed the El Valle plant. Based upon the results of all test work conducted, the warranted performance of the Aguablanca plant has been set at 1.5 million tonnes of ore per year. However, major equipment capacity has been designed around 1.8 million tonnes per year. During 2005, the plant entered in a ramp-up commissioning period that was targeted to rapidly resolve the issues identified during normal operations while maintaining as high of a level of production as possible. Additional improvements were made to the plant in 2006 including the installation of a new conveyor system, enabling crushed pebbles to bypass the SAG mill and feed directly into the ball mill, and the installation of a new secondary crusher. Additional improvements are being implemented in the floatation area in order to increase plant availability, nickel recovery and nickel grade in concentrate.  The operating performance of the Aguablanca processing plant in 2006 and 2005 was as follows:

	2006	2005
Ore milled (000 tonnes)	1,468	997
Nickel head grade (%)	0.60	0.76
Copper head grade (%)	0.50	0.55
Nickel recovery (%)	72.3	71.3
Tailings nickel grade (%)	0.17	0.22
Copper recovery (%)	90.3	88.7
Tailings copper grade (%)	0.05	0.06
Nickel production (000 lb)	14,102	11,863
Copper production (000 lb)	14,581	10,776

Production Forecast

For 2007, production from the Aguablanca mine is expected to be approximately 16.0 million pounds of nickel and 14.0 million pounds of copper at a cash cost of $6.31/pound, assuming $14.32/pound Nickel price (reference is made to the Company's management discussion and analysis under the heading "Non-GAAP Measures" for the year ended December 31, 2006 and filed on SEDAR at www.sedar.com).

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 33

Tailings Management

Scott Wilson Mining (formerly Knight Piesold Limited) was commissioned in January 2002 by RNRSA, to prepare a study for the surface containment of tailings produced from the Aguablanca project. The BFS addresses the tailings and water management systems for the project.

The feasibility level design has been completed in accordance with the recommendations of the International Commission on Large Dams and other international standards, to be robust, suit the mine and processing plant planned operational methods, meet the environmental requirements for a safe and secure facility within Spain and to provide flexibility for future expansion of the tailings management facility. Three potential sites were identified for the construction of the tailings management facility. The site selected complies with storage capacity requirements, minimizes operation costs for the facility due to its proximity to the plant site and minimizes potential liabilities both during operation and after closure.

During 2004 and 2005, the tailings storage was constructed in the selected site and included a plastic lined basin designed to work as a zero discharge operation.

Environmental

An environmental study was carried out for the proposed Aguablanca project mining and processing plant operations in the municipality of Monesterio, Badajoz, Spain.

The environmental study was carried out to guarantee that the project is environmentally robust in terms of environmental monitoring and control, and to ensure that an optimal environmental strategy is adopted for the project's implementation. The study confirmed that the impact to be caused as a result of the opening, mining and closing of the Aguablanca project will be compatible with the normal development of the environmental processes produced in the project's surroundings. The study was carried out within the guidelines of current European, national, regional and local legislation.

An environmental analysis of the project has also identified the detrimental environmental impacts that can result from operational activities. Preventative measures to minimize or eliminate such impacts have been established. The environmental evaluation examined the existence, concentration and effects of the various units (flora, fauna, landscape) in the project location in order to ensure that these measures can be effectively applied at appropriate levels throughout the project and that the area can be restored to its original state at the end of the project life.

Contracts for sale of Products

Rio Narcea has an off-take agreement with Glencore International AG for the sale of 100% of the annual concentrate production at the mine until the year 2010, approximately. The concentrate is trucked from Aguablanca to the port of Huelva for shipment.

Aguablanca Exploration Potential

Further drilling has been planned for 2007, on the new target zone (called Area 108) discovered to the west of the Aguablanca deposit, which will be initially focused on the zone between that new zone and the north orebody.

Gold Development Projects

Tasiast Project

A.C.A. Howe International Limited prepared a technical report that was compliant with National Instrument 43-101 dated January 31, 2006 (the "A.C.A. Howe Technical Report"). The following description of the Tasiast project has been summarized, in part, from the A.C.A. Howe Technical Report and readers should consult the A.C.A. Howe Technical Report to obtain further particulars regarding the Tasiast project.  The A.C.A. Howe Technical Report is available for review on the SEDAR website.

Newmont LaSource ("Newmont LaSource", then called Normandy LaSource Developpement SAS) sold the Tasiast project as part of a larger disposal of its non-core assets pursuant to a sale agreement dated May 31, 2002 as amended (the "Newmont Agreement"). The consideration paid and to be paid by Tasiast Mauritanie Limited ("TML"), a wholly-owned subsidiary of the Company, to Newmont LaSource aggregates $6.5 million and consists of the following payments:

1.

$50,000 paid in December 2001;

2.

$1,950,000 was paid upon closing of the sale effective April 1, 2003;

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 34

3.

$ 1,500,000 paid in December 2004;

4.

$ 1,000,000 to be paid on the first day of commercial production;

5.

$ 1,000,000 to be paid on the first anniversary of production; and

6.

$ 1,000,000 to be paid on the second anniversary of production.

In addition, TML has granted a 2% NSR royalty in favour of Newmont LaSource on production in excess of 600,000 ounces from the properties subject of the Newmont Agreement. The exploration licences that are the subject of the Newmont Agreement have been transferred into the name of TML but are subject to a first pledge in favour of Newmont LaSource, which pledge will remain in place to secure the balance of the payments to Newmont LaSource for the purchase price and the royalty; provided that, it will be subordinated to a project finance lender for the Tasiast project. In January 2004, a mining licence, PE229, covering 312 square kilometres formerly included in the Tasiast project exploration licences, was granted by the Mauritanian government to TMLSA, a Mauritanian incorporated wholly-owned subsidiary of TML. TMLSA became a party to the Newmont Agreement and mining licence PE 229 was also made subject to the first pledge in favour of Newmont Lasource. The assets acquired from Newmont LaSource include all exploration data, field facilities and equipment, and office and residential facilities in the Mauritanian capital, Nouakchott.  Both TML and TMLSA were subsidiaries of Defiance, which was acquired by the Company on September 3, 2004.

Property Description and Location

Rio Narcea holds the Tasiast project through TML, which holds six contiguous exploration licences (each a "PRM") covering 5,994 square kilometres, and through TMLSA, which holds mining licence PE229 comprising 312 square kilometres. Some of these PRMs are currently in the process of being renewed. The Company has requested the renewal of some exploration licences, at which time conversion to a mining licence will be required, unless any special extension of the PRMs can be negotiated with the Mining Titles Unit (Unite du Cadastre Minier) of the government of Mauritania. Detailed information about the licences is provided in the table below.

Name	No.	Area Km [2]	Grant/Renewal	Duration	Expiry

Tasiast	PE 229	312	Granted: Jan 19/04	30 years	Jan 19/34
Tasiast South	PRM 70	355	2nd Renewal: Mar 30/04	3 years	Mar 30/07
Tasiast West	PRM 157	1,376	2nd Renewal: pending(*)	3 years	n/a
N’Daouas East	PRM 96	1,478	2nd Renewal: Dec 13/04	3 years	Dec 13/07
Khat Atoui	PRM 104	1,500	2nd Renewal: pending(*)	3 years	n/a
Inmebdene	PRM 237	539	Granted: Apr 21/04	3 years	Apr 21/07
Khat Atoui	PRM 238	746	Granted: May 23/04	3 years	May 23/07

(*) Renewal requested. Formal grant of renewal is pending.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Tasiast project is readily accessible by vehicles from Nouakchott and Nouadhibou by paved roads and desert/sandy tracks. The Tasiast project is also accessible from the Societe Nationale Industrielle et Miniere de Mauritanie ("SNIM") rail line which passes approximately 96 kilometres to the north of the camp.

The project is located about 160 kilometres east-southeast of the port city of Nouadhibou or approximately 300 kilometres northeast of the capital city of Nouakchott. Access from either city takes approximately 2.5 to 3.5 hours and is mostly along a paved highway which connects the two cities. Today, a camp is in place with telephone and radio links to a Nouakchott office, and a gravel airstrip is being built for light-aircraft access.

The topography of the Tasiast project area consists of flat, barren plains primarily covered by sand dunes. Vegetation in the Tasiast project area is very sparse and consists primarily of grasses and acacia trees. The climate is hot most of the year (maximum can exceed 45 degrees Celsius, minimum can reach 10 degrees Celsius) with low rainfall and strong prevailing northeast-southwest winds.

There is an exploration camp, built by Newmont LaSource, at the Tasiast project which consists of a number of concrete block buildings including housing for personnel, office with computer network and server room, reverse circulation (“RC”) cuttings and field supplies storage areas and core logging facilities, kitchen and dining room/telecommunications building and garage facility, shower and toilet facilities, generator building and six large tents for local labourer accommodations.

Electricity is provided to all buildings and the tents by three 25kVa/220V generator sets. Utility water is trucked in from a borehole approximately 60 kilometres west of the camp. Bottled water is brought in for drinking.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 35

A new permanent camp has been constructed as part of the project construction work completed in 2006 and 2007.

Exploration History

Gold exploration in the Tasiast region was first undertaken in three regional exploration programs carried out between 1960-1975 by the Bureau de Recherches Geologiques et Miniere ("BRGM") and SNIM. Based on the geological mapping programs and results of the previous exploration work, three exploration programs were carried out between 1993 and 1996 by the Office Mauritanien de Recherches Geologiques ("OMRG") and BRGM as part of a European Development Fund project ("EDF Project"). Regional soil sampling and geological mapping programs that were carried out during this period identified numerous gold geochemical anomalies in the region, most notably in the Tasiast project area. Upon completion of the EOF Project, the areas explored within and around the Tasiast area were made available to third parties by the Mauritanian government. As a result, Normandy La Source Development SAS ("NLSD") acquired the area in 1996.

During the period 1996 to 2001, NLSD conducted an extensive five phase exploration program in the Tasiast project area. The exploration work conducted by NLSD included approximately 32,000 metres of RC drilling and 3,300 metres of diamond core drilling. The program was managed and operated on a contractual basis by the BRGM, who provided the supervising chief geologist and other technical expertise as required.

Based on NLSD's exploration work, two main areas of gold mineralization hosted in an north-south trending zone of sheared Banded Iron Formation ("BIF") in the Aoueouat greenstone belt were encountered within the Tasiast area: the East Branch and West Branch. The East Branch consists of three main mineralised zones over a strike length of 5.0 kilometre: Piment Central; South Piment; North Piment.

Several resource estimations have been made during the life of the Tasiast project area. Past resource estimates have been conducted in-house by NLSD or by an independent consulting group, Ankobra Resource Services Limited. In 2003, Midas Gold plc ("Midas") remodelled Ankobra's 2000 resource estimation for all the zones to make the estimate JORC compliant, to a depth of 100 metres below surface.

From March 1 to June 18, 2003, a total of 303 RC holes totalling 25,859 metres (cumulative 26,774 metres with RC pre-collars) was completed on the Piment Central Zone, South Piment Zone, North Piment Zone (southern extension) and North Piment Zone C-16 anomaly by Defiance. As well, from March 1 to May 25, 2003, a total of 29 core drill holes totalling 1,976.50 metres of core were completed on the Piment Central Zone, South Piment Zone, North Piment Zone (southern extension) by Defiance. The Defiance core drill program was designed to test the continuity, shape, thickness, dip and plunge of gold mineralization encountered in NLSD's previous five RC and diamond drill holes (“DDH”) drill phases. The goal of the RC and DDH drill program was to upgrade the previously published NLSD JORC Code - CIM standard resource estimation of the various gold mineralized zones from an inferred - indicated resource category to a 43-101 - CIM standard indicated measured category. In order to carry out the infill drilling, RC holes were drilled between old NLSD RC holes along drill fences at 25 metre spacing along the east-west fence. Defiance's infill RC drill fences were set out at 25 metre spacing on either side of the NLSD drill fences and the RC hole collars were drilled at 25 metre spacing along each drill fence. As for the core holes, they were drilled in areas where previous NLSD RC drill fences had no DDH coverage. The 2003 Defiance infill RC and DDH drill program has identified and delineated significant gold mineralization over the Piment area zone. The deposits in the East Branch of the Piment Zone at Tasiast are made up of epigenetic type, quartz-hosted gold mineralization and have been delineated over a strike length of about 4,000 metres and attain an average width of 25 metres that can reach up to 50 metres.

From March 2004 to October 2004, a total of 112 RC holes totalling 6,844 metres (including four RC precollars of four deep diamond holes) were completed on the Piment Central Zone, Piment North Zone (northern extension) and to the west of the Piment zone (to check the ground under the waste dumps and tailings dam areas). RC hole diameter was 5 5/16 inch. As well, a total of four deep diamond drill holes totalling 292 metres (1,122 metres with RC precollars) were completed on the Piment Central Zone to check the down-dip extension of the northern Piment Central shoot. The procedures followed and the equipment used was the same as that used in the January-July 2003 drilling program.

Geological Setting

The Tasiast project is located within the Archean age Aoueouat greenstone belt, a 70 kilometre long by 15 kilometre wide north-south trending belt situated within the southwest sector of the Reguibat shield (or Dorsale Reguibat). The Reguibat shield is a geological subdivision of Mauritania, which comprises both Archean and Proterozoic basement rocks. The Reguibat shield forms part of the west African craton which is bounded on all sides by younger rocks.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 36

The Tasiast project covers a 60 kilometre strike length of the Aoueouat greenstone belt. The Aoueouat greenstone belt is geologically similar to other Archean greenstone belts in the world, which are known to host major gold deposits. The Tasiast project area overlies four north-south trending greenstone belts. These are from east to west: N’Daouas greenstone belt; Aoueouat greenstone belt; Kneffissat greenstone belt; and HadeYbt Agheyane greenstone belt. All of the greenstone belts consist of amphibolite, amphibolite-garnet schist and mica schist. These "greenstone" belt rocks result from metamorphism of parent volcanic and intrusive successions (ultramafic volcanic rocks, gabbro, basalt, dacite) and volcano-sedimentary successions (lithic wacke, epiclastics, shale, and banded iron formation). However, the Aoueouat greenstone is the only one out of the four containing ferruginous (magnetite) quartzites.

Exploration and Drilling

In mid-September 2004, Rio Narcea started a 5,000-metre drill program to test the depth extension of the high-grade zone beneath the main pit (Piment Central deposit). The drilling was completed in late October 2004 and the high-grade zone was traced to a depth of 300 metres below surface. While the drill results show continuity and good grades in places, the width of the mineralization appears to decrease. However, when combined with the deep holes drilled by Defiance earlier in 2004, the results suggest there is strong potential to add high grade mineral resources amenable to underground mining, which would further enhance project economics.

During 2005 and 2006, the Company’s focus and priority were the construction of the Tasiast project and, therefore, exploration activities were restricted to detailed geological mapping and the compilation and evaluation of all available exploration data in order to be ready for an aggressive exploration program to be carried out in 2007.

Exploration work at Tasiast has included the reinterpretation of the airborne magnetic data in order to map the position of the favourable “banded iron formation” in areas with no outcrops.

Outside of the Tasiast mining licence area, a preliminary review of the exploration database on its extensive 13,178 square kilometres land position in Mauritania is indicating that the three blocks of mineral rights currently held by Rio Narcea have potential to host not only additional mineralization, but also Nickel-Copper magmatic sulfide mineralization associated with mafic and ultramafic rocks.

Sampling and Analysis and Security of Samples

Sampling methods and procedures were designed to optimise the precision and accuracy of the assay results in order to quantify grade representation within the resource areas, as well as, to provide a high degree of resolution on the mineralized intercepts. Efforts in reducing sample contamination during the sample splitting process were strictly monitored with daily reviews by A.C.A. Howe International, Ltd., geologist on site.

At each RC drill site, an area for sample splitting (through a Jones riffle splitter and cyclone), RC chip logging and storage of samples was established. RC samples were collected at one-metre intervals, and each sample was weighed and the weight noted on the RC core logging sheet completed by the field geologist. In addition, the moisture content was noted for each metre interval by the field geologist. At the end of each day or at the completion of an RC hole, calico sample bags for RC drill holes completed that day were loaded onto a 4x4 pick-up truck by the field geologist and then delivered directly to the sample preparation laboratory. Once the samples were unloaded from the pick-up truck and both the field geologist and lab technician confirmed receipt of all calico sample bags, the field geologist then registered the sample number bag sequence.

Upon the completion of the geological and geotechnical core logging of a diamond drill hole, a core logging geologist identified the sections of core to be sampled and analysed for gold. Once identified, the core-logging geologist measured and marked out the sample intervals onto the uncut core’s down-hole right hand side of the orientation line and recorded the individual sample intervals onto a core-sampling sheet. The core was sampled according to lithological boundaries and vein widths, but the maximum sample interval did not exceed 1.50 metres in length. At the core cutting facility, the drill core boxes were stacked in ascending order so as to avoid sampling mix-ups. Once the core for a drill hole was cut and sampled, the core cutter and the core logging geologist then delivered the samples, with the core sampling sheet, to the preparation laboratory technician for sample preparation.

The results from 1,699 bulk density determinations completed by Newmont LaSource at Tasiast during previous drilling programs are available. The origin of the sample, its borehole number and sample depth, was entered as an individual MS Access database file into Newmont LaSource’s project database. However, information on the sample size/length, lithology and oxidation state was not recorded in the Newmont LaSource database.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 37

A total of 131 bulk density measurements were carried out on lengths of complete drill core during the program. Density determinations were undertaken prior to core sawing on 131 samples of about 8 to 15 centimetres in length and of both HQ and HQ3 diameter. No variations in density between the gold mineralized and barren rock was found, and this is explained by the highly variable magnetite and pyrrhotite content in the banded iron formation. The quartz flooding or veining associated with gold mineralization in places has a far greater impact on the bulk density than any variation that could be attributed to various amounts of pyrrhotite replacement of magnetite in mineralized rock.

There is a distinct linear increase in the average density by 10 metre depth increment with depth from 0 to 50 metres down-hole in the oxide zone. Below 50 metres depth, the bulk density remains somewhat constant in the primary zone although there is some scatter across the 3.00 to 3.50 range. This density feature is recognized in the model because, if a mean bulk density value were to be used for resource estimation purposes for both the oxide and primary zones, it would result in either an under-estimation or over-estimation of tonnage and grade in the Tasiast deposits.

Sample preparation for RC samples and coarse blanks implemented, included the following steps. The entire RC calico sample bag was oven-dried for 24 hours, and then weighed prior to pulverization. The vast majority of blanks, which were inserted into the sample stream during sample collection on the rig, returned zero or very low gold content which is well within industry-accepted standards. Two 120 gram pulp sub-splits were then taken, one packet was prepared for shipment to the assay laboratory and one packet remained on site for future checks. Each core sample was crushed to 10 millimetres in a jaw crusher and the entire sample was pulverised to P90 – 75 µm.

Sample pulp shipments were carried out on a weekly basis, with samples packed in wooden boxes. The sample preparation laboratory manager completed a Sample Submission Sheet, the original of which was placed inside the boxes, and then the boxes were secured and transported to Nouakchott, where Mauritanian Customs clearance was completed prior to shipment. The samples were then shipped by airfreight to SGS Analabs (“Analabs”) in Kayes, Mali.

During the diamond drill program, the analytical work was carried out by Analabs in Kayes, Mali and by Abilabs located in Bamako, Mali. Analabs is an ISO accredited laboratory whereas Abilab is not ISO accredited.

A total of 21,686 RC sample pulps, including field duplicates, blanks and standards, and 904 DDH core sample pulps, including field duplicates, blanks and standards, were shipped in 16 batches, of which 14 went to Analabs and two went to Abilabs. Included within these sample batches were a total of 774 field duplicate samples, each one being a second split from a one metre interval field sample bag, and 1,136 preparation duplicates, each one being a second split from the pulverised RC and core sample at the preparation laboratory. All of the sample pulps were analysed for gold using a 50 gram fire assay with an atomic absorption (“AAS”) finish at both laboratories. The Analabs 50 gram fire assay/AAS method has a lower detection limit of 0.005 grams per tonne gold compared with Abilabs lower detection limit is 0.010 grams per tonne gold.

Analabs routinely ran random check assays in all batches. However, when the laboratory was notified of possible samples containing high values of gold for the core samples, Analabs carried out a fire assay/AAS method, with repeats in some case, as well as fire assay/gravimetric analysis for samples grading greater than 5.00 grams per tonne gold. Analabs also provided the Company with its internal Quality Assurance – Quality Control data during the analysis period.

Reserves and Resources

The total diluted open pit proven and probable reserves are contained within four open pits: Pit SI (Piment South-South Extension), Pit S2 (Piment South-North Extension), Pit S3 (Piment Central), and Pit S4 (Piment North-South Extension).  The reserve and resource are summarized as follows:

Proven and Probable Mineral Reserves 1,2,4,5
(@ US$491 per ounce)

Pit	Proven		Probable		Proven and Probable
		Grade		Grade		Grade	Contained Gold	Waste: Ore
	Tonnes	(g/t Au)	Tonnes	(g/t Au)	Tonnes	(g/t Au)	(ounces)	Strip Ratio

S1	425,000	3.03	2,283,000	2.71	2,708,000	2.76	240,000	3.3
S2	4,000	2.95	635,000	2.58	639,000	2.59	53,000	5.7
S3	243,000	3.43	7,323,000	2.56	7,566,000	2.59	630,000	2.8
S4	89,000	3.82	982,000	3.37	1,071,000	3.41	117,000	3.3
Total	761,000	3.24	11,223,000	2.66	11,984,000	2.70	1,040,000	3.1

Resource Estimate Tasiast Gold Project (@ 0.8 g/t Au cut off) 1,3,5

Mineral Resource	Au-bearing Tonnes (000s)	Grade (g/t Au)	Contained Gold (000 ounces)

Measured	860	3.17	88
Indicated	13,693	2.59	1,142
Total	14,553	2.63	1,230
Inferred	18,633	1.94	1,165

(1)

Mineral reserves and resources, as of December 31, 2006, are stated in accordance with definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (C1M) on August 20, 2000. The Tasiast project mineral reserve estimate was prepared  on October 5, 2006 under the direction of David A. Orava, M. Eng., P. Eng. of A.C.A. Howe International Ltd., a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101). The Tasiast project mineral resource estimate (excluding the inferred resource estimate of the Piment North – North and West Branch zones) was prepared by David A. Orava, M. Eng., P. Eng. and Daniel C. Leroux, B.Sc., P.Geo. of A.C.A. Howe International Ltd., each a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101). The Tasiast project mineral resource estimate for the inferred resource estimate of the Piment North – North and West Branch zones was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, B.Sc., P.Geo. a Qualified Person independent of Rio Narcea (as that term is defined in National Instrument 43-101), as disclosed in the Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) dated January 31, 2006.

(2)

Mineral reserves have been estimated using site specific appropriate cut-off grades.

(3)

Mineral resources (of all categories) that are not mineral reserves do not have demonstrated economic viability. Mineral resources include mineral reserves.

(4)

Contained metal figures are before mill recovery factors are applied.

(5)

Mineral resources for the Tasiast project have been estimated using a 0.8 grams per tonne gold cut-off grade. Mineral reserves for the Tasiast project have been estimated using a gold price of $491/oz.

Mine Plan

The plant is expected to process an average of 1.1 million tonnes of ore per year, during approximately 10.9 years. The project would produce an annual average of 108,000 ounces of gold in the first 8.2 years, and an annual average of 34,000 ounces of gold in subsequent years.  Mining activities will take place during the first 8.2 years. Plant production during the last 2.7 years will consist of treatment of low grade ore previously stockpiled plus any additional reserves found along the highly prospective Tasiast belt and deeper extension of the open pit mineralization that have potential to be mined from underground.

Concentration is to be achieved by a conventional process consisting of three stage crushing and ball mill wet grinding, carbon-in-leach, gold recovery and tailings thickening. Overall gold recovery is expected to be 95%. Total water requirements are anticipated to be approximately 4,000 cubic metres per day and will be supplied from a well field composed of 8 wells located approximately 60 kilometres west of the Tasiast project. The majority of the water for the concentrator and fire protection will be raw water (not potable) from the wells. However a reverse osmosis system will be used to produce the estimated requirement of 160 cubic metres/day of fresh water. Electricity at the site will be supplied by a group of heavy fuel generator sets.

Environmental

The environmental impact study concluded that no major negative environmental impact is anticipated at the Tasiast project. The location of all of the components of the project in an isolated desert area largely contributes to minimizing the environmental impacts.

Capital Cost

Total capital costs are expected to be approximately $79.0 million using a contractor for mining. Contract mining was determined to be more economical. Construction of the project is expected to be completed during the first half of 2007, with first gold production shortly thereafter. Construction labour has peaked at 155 people, and once in operation, the Tasiast project will provide full-time employment for approximately 190 people.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 38

Salave Gold Project

Roscoe Postle Associates Inc. prepared a technical report that was compliant with National Instrument 43-101dated October 29, 2004 (the "RPA Technical Report"). The following description of the Salave project has been summarized, in part, from the RPA Technical Report and readers should consult the RPA Technical Report to obtain further particulars regarding the Salave project.  The RPA Technical Report is available for review on the SEDAR website.

On October 28, 2003, the Company, through its wholly-owned subsidiary Naraval, acquired 85% of the issued and outstanding common shares of EMC, Spanish exploration company having mineral rights in the Salave gold deposit located in northern Spain, for approximately $5.8 million. Of the purchase price, $1.5 million was satisfied by the issuance of 600,276 Common Shares and the remaining $4.3 million was paid in cash.

The mineral rights at Salave were leased by EMC to a third party for an undefined period of time. On March 9, 2004, the Company entered into a termination agreement with the lessee of the mineral rights. As consideration for the cancellation of the lease agreement, the Company paid $5 million in cash and granted 2 million Warrants, having a fair value of $1 million, which are exercisable at a price of Cdn$5.00 per common share until September 12, 2008. The Company will make additional payments of $5 million upon fulfillment of each of the following milestones: (i) granting of the construction permit; (ii) commencement of commercial production; (iii) achieving production of 200,000 ounces of gold; (iv) achieving production of a cumulative 400,000 ounces of gold; and (v) achieving production of a cumulative 800,000 ounces of gold. In addition, the Company will have to pay a royalty of 5% on gold produced and sold in excess of 800,000 ounces subject to a deduction of $200 per ounce, and on all other metals from the date of commencement of commercial production. The Company has the right to buy back 50% of the 5% royalty for $5 million.

During 2004 and 2005, EMC completed three equity financings for an aggregate of € 9.9 million (approximately $13.0 million). The non-controlling shareholders did not participate in the equity financings, resulting in a dilution of their interest in EMC. As a result, the participation of the Company in EMC has increased to 95.0%.

In August, 2005, the Company was advised by the Regional Authorities of Asturias' that they would not approve the "change of land use" application required to develop the project. The Company is now engaged in a legal process that, in accordance with Spanish law, is expected to result either in the reversal of the decision or in the receipt of compensation for the economic damages created by the decision.  However, the outcome and timing of any legal action are presently uncertain.

Property Description and Location

The Salave gold project is located approximately one kilometre east of the village of Tapia de Casariego, Asturias, Spain. The population of Tapia is about 5,000, and the village is situated on Spanish national highway N634 in north-western Spain. Primary industries supporting the village of Tapia are fishing, farming, forestry and seasonal tourism.

The Salave gold project consist of five mineral concessions covering a total area of 433 ha. The mineral concessions set out in the table below are in good standing. Annual land holding costs are minimal and no State royalties exist on the project.

Salave Project Concessions

Concession Name	Registration Number	Area (ha)	Date Granted	Expiration Date

Salave	25380	67.98	April 18, 1945	October 10, 2015
Dos Amigos	24371	41.99	September 10, 1941	October 10, 2015
Figueras	29500	212.02	1st Renewal: July 7, 2006	July 7, 2036
Ampliación de Figueras	29969	10.99	November 9, 1988	September 11, 2018
Segunda Ampliación de Figueras	29820	100.04	September 16, 1981	September 16, 2011

Total		433.02

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 39

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Salave project is by paved roads from Oviedo, the capital of Asturias, north-western Spain. Logistical support, in terms of power and telephone lines, is available at Tapia, which is linked to the Asturias power grid. Water is available from wells near the project and from the Porcía River east of the project. Infrastructure is excellent. A high voltage power line and a rail line transect the project area, and shipping facilities are available at the port of Ribadeo, some 10 kilometres west of Tapia, within the Province of Galicia.

The Salave project lies in the Asturias province, close to the coast, with moderate topographic relief characterized by meadows and pine forest. The land around Salave is used for agriculture and forestry. The high rainfall, humidity and mild temperatures favour a vigorous growth of vegetation. Wildlife in the area includes deer, rabbits, various migratory birds and various species of fish.

The area of the Salave project has a moderate Mediterranean-type climate with an average daily temperature of about 20 degrees Celsius in the summer and around 15 degrees Celsius in the winter. Annual rainfall averages 1,195 millimetres and is common during the months of May and June. Snowfall is rare along the coast but is more frequent to the south at high elevations.

The Porcía river, 2.5 kilometres to the east of the Salave project, is expected to yield sufficient domestic and industrial water for the project, assuming a usage of about 8,000 cubic metres per day.

The water table lies about 15 metres below the surface at Salave. The surface terrain is not likely to cause problems in the design and emplacement of foundations for buildings and heavy equipment. In terms of seismic activity the area is considered to be stable.

Exploration History

The Salave project and other areas in Asturias have a long history of gold mining dating back to the First Century. Gold was first discovered about 2,000 years ago when the Romans mined some 6 million tonnes of oxidized near surface material to depths averaging 30 metres in the vicinity of Los Lagos, those parts of the ancient Roman open pit which are covered by water. Processing of the ore included gravity concentration of the gold by transporting the loose oxidized material along several large and adjacent sluice channels. Outcropping mineralization attracted minor attention during World War II, when an attempt was made to mine molybdenum. Salave has been examined by a number of gold mining companies, including: IMEBESA (1970-1971), Rio Tinto Patino (1972), Gold Fields (1975-1976), Anglo American Corporation of South Africa ("Anglo") through its subsidiary Charter Exploraciones S.A. (1980-1988), Oromet Joint Venture between Glamis Gold Inc. and Biomet Technology Inc. (1988-1989), Empresa Minera Newmont Inc. y Compañía, S.C., a subsidiary of Newmont Inc. ("Newmont") (1991), EMC (1992) and, more recently San Diego Gold Minery, S.A. ("Lyndex").

Geology and Mineralization

The Salave gold deposit is located within the West Asturian-Leonese Zone (“WALZ”), in the north-western portion of the Hercynian Iberian massif. The WALZ represents the transition between the foreland areas (Cantabrian zone) situated to the east, and the more internal zones to the west (Central Iberian zone), of the Hercynian orogenic belt in the north-western part of the Iberian peninsula.

The WALZ contains a thick and nearly continuous series of cambro-ordovician siliciclastic rocks (about 11,000 metres) which have undergone intense deformation. The Hercynian orogeny compressional tectonics formed the easterly directed overturned and recumbent folds. Major thrust faults, such as the Mondonedo thrust also formed as a result. The late to post-Hercynian intrusive, such as the Salave granodiorite, was likely channelled by these crustal scale thrusts. The morphology of the coastline near Salave is controlled by northeast trending and moderately to steeply northwest dipping, upright to isoclinally folded metasedimentary rocks. Northwest trending faults also have acted as secondary control to the coastline morphology.

The igneous rocks in the Salave area are directly related to the mineralization and comprise several stocks and dikes. These rocks range in composition from gabbro to granodiorite.

The Salave mineral concessions cover part of a granodiorite body, which is only a small part of the Porcía intrusive complex (PIC). The granodiorite outcrops towards the west end of the complex, which extends about four kilometres, from the Rio Porcia river to Represas beach, just east of Tapia. To the south, the complex is covered by thin Quaternary alluvium. West of the Mondoñedo thrust, the area is underlain by quartzite, sandstone, argillite and shale of the cambro-ordovician Los Cabos series. Near the PIC, the clastic sedimentary rocks have been subjected to amphibolite grade contact metamorphism, with associated sulfide alteration in a metamorphic aureole.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 40

The Salave gold deposit is hosted mainly by the Salave granodiorite, at its western boundary, close to the contact with the Los Cabos formation. The deposit contains gold mineralization along numerous north to northwest trending and gently west dipping irregular lenses. In places they may be subhorizontal. In other places they are affected by a set of north trending structures and define a complex network, within a northeast trending and, at least 350 metre wide shear zone. Gold mineralization is also present within the Los Cabos metasedimentary rocks.

Gold mineralization at Salave is related to hydrothermal alteration of the host granodiorite. In particular, the highest gold grades are associated with intense albititesericite-carbonate alteration with fine-grained arsenopyrite, commonly disseminated as fine needles. Other sulfide minerals, such as pyrite and stibnite are also present in the deposit. Destruction of the original texture is a major feature of the most intensively altered and mineralized granodiorite. Quartz veins, although present, do not contain the gold-arsenopyrite assemblage, and the quartz-carbonate molybdenite bearing veins, which are present in the deposit, do not contain gold.

No relevant field work is expected to be carried on this project in 2007, as a result of the decision of the Asturian government to reject the application for "change in land use" required to develop the project.

Drilling

By year end 2005, approximately 54,075 metres have been drilled in 266 holes on the property. In addition to the drilling, several programs of geological mapping and geochemical and geophysical surveys have attempted to characterize near-surface mineralization for exploration applications elsewhere in the region.

Technical work was initiated on the Salave project in May 2004 by compiling previous exploration and drilling information into a single database and commencing a 17,391 metre infill drilling campaign for a bankable feasibility study. The program reduced the distance between drill holes to approximately 25 metres. The drilling campaign has extended the high grade Mirayos zone to the northwest and increased the average grade of the Lagos zone in the south central sector of the deposit. The initial drill holes were planned to provide samples of mineralized material for metallurgical testwork. A study for the refractory ore metallurgical treatment was awarded to Ausenco Ltd. of Australia.

In August 2005, the Regional Government of Asturias rejected the application for "change of land use" required to develop the project. After a review of its legal options, the Company commenced legal applications to the local courts seeking reversal of the decision and/or compensation for monetary damages.  As a result of the denial of the “change in land use” application, no drilling has been conducted in 2006.

Sampling and Analysis and Security of Samples

Core logging and sampling is done at a warehouse within the town of Tapia. Prior to logging, the core is photographed with a digital camera (a copy is placed on the computer and a copy is archived onto compact disc), the core is logged for its geotechnical properties, and specific gravity measurements are taken. Lithologic core logging is then done by recording geological data on specifically designed logging forms. These include graphic log, data on lithology, structural features, alteration, veining and mineralization.

Quality control/quality assurance measures undertaken by Rio Narcea for the Salave drill holes include an on-going recheck program at an independent laboratory, combined with monitoring of the El Valle mine assay lab by close monitoring of the assay results from standards, blanks and re-assaying of original pulps.

Resources

Hrayr Agnerian of Roscoe Postle Associates Inc. ("RPA") who is an independent "Qualified Person" as that term is defined in National Instrument 43-101 prepared the mineral resource estimate using the same drill hole database that Newmont had used for its 1991 mineral resource estimate and the assay database from holes RN-02 to RN-14, RN-16 and RN-17 of the current diamond drilling program being conducted by the Company. The drill hole database contains different databases from various companies who have operated the Salave project in the past. Consequently, the distribution of the gold grades and the average grades of the gold assays are different. Nevertheless, RPA considered the current database as one population for this resource estimate.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 41

The Salave mineral resource estimate was prepared using a block modelling approach, whereby grades were interpolated into a block model by ordinary kriging. First, the gold deposit was interpreted on drill sections into seventeen mineralized lenses. Genicom software was used to construct 3D solids of the lenses and grades were interpolated into blocks in each 3D solid using only the 3 metre drill hole assay composites located within the solid. The search strategy used a search ellipse with long axes oriented along the strike and dip of the lenses and short axis across the dip. A minimum of one and a maximum of 10 composites was required for interpolation, with a maximum of 10 for any drill hole.

The mineral resource has been estimated using a cut-off grade based on the approximate average gold price, production cost and expected recovery in the resource model. RPA has used the gold recovery factors as reported in a recent scoping study on alternative concentrate pressure oxidation techniques and the subsequent cyanidation of the Salave mineralized material by Rio Narcea and considered operating costs as estimated by Rio Narcea for an open pit mine at Salave.

The mineral resource estimate is classified into measured, indicated and inferred categories. Measured mineral resources include the volume of mineralized rock mostly within the detailed drill area by Oromet, where the drill hole spacing is about 12.5 metres, and extending to about 30 metres below the surface. These are estimated to be in the order of 354,000 tonnes at an average grade of 2.70 g/t of gold. The indicated mineral resources extend from the surface to a maximum depth of about 350 metres where spacing of drill holes is in the order of 40 metres or less. This distance is about equal to the length of the along-strike and down-dip variogram range for gold, indicated mineral resources are also assigned to parts of mineral lenses where drill hole spacing is in the order of 40 metres and continuity appears to be reasonably well established, and classification as indicated mineral resource is considered to be justified. Some 80% of the total mineral resources are considered to be indicated mineral resources. These are estimated to be in the order of 15 million tonnes at an average grade of 3.00 g/t of gold. Almost all of the indicated mineral resources are situated in the western part of the deposit, from the surface to about 200 metres below the surface.

Mineral resources are listed below at a nominal cut-off grade of 1 g/t of gold. There are areas of higher grade mineralization within this overall mineral resource.

Mineral Resources	Tonnes (000 ounces)	Au (g/t)	Au (000 ounces)

Measured	354	2.70	31
Indicated	14,841	3.00	1,431
Measured + Indicated	15,195	2.99	1,462
Inferred	2,813	2.47	223

Exploration Potential

The Salave Project is a development stage exploration property that contains significant zones of gold mineralization in a set of north to northwest trending and gently west dipping lenses. Mineralization is predominant in the Salave granodiorite, but narrow zones of gold mineralization are also present in the overlying metasedimentary rocks. At least 17 mineralized zones are interpreted to be present. The mineralized zones need further drill testing by inclined drill holes, since most of the previous drilling was done by vertical drill holes. This additional diamond drilling could better outline the mineralized zones and may intersect another set of mineralized structures, which are interpreted to be trending northwards and steeply dipping, in preparation for detailed mine design and feasibility studies.

Results of diamond drilling completed to date indicate that the trend of high grade intersections continues at depth and is oriented to the north. Further drilling is recommended to test the extensions of the high-grade zones beyond and west of the current drilling. Due to the morphology of the extensions of the high grade zones, additional resources at depth may not be mined by open pit methods.

Corcoesto Project

The Corcoesto project is near the coast of Galicia in northwest Spain where numerous gold occurrences and Roman workings form an arcuate belt that extends 70 kilometres along the Malpica shear structure. The north to northeast trending structure dissects a metamorphic sequence of schist, gneiss and quartzite providing zones of weakness for a complex evolution of mineralizing events. Gold mineralization occurs in a well-developed system of sheeted quartz veins forming large silica-rich envelopes within altered metamorphic rocks.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 42

In 1998, the Company expanded its property position to include the Corcoesto project in the western region of Galicia. This area contains ample evidence of ancient mining activity dating back to Roman time. Corcoesto contains more than 60 Roman workings. Attracted to the area in 1895, Sagasta Gold Mines Ltd. constructed, via a 70 metre main shaft, 3,000 metres of adits and produced 6.75 kilograms of gold from 12 quartz veins before selling the property in 1910 to the Aurifera Gallega Company. Rio Tinto Patino acquired the property in 1972 and sold the project to Gold Fields in 1975 who continued exploration in the area with systematic surface channel sampling. Between 1983 and 1990, EMC and Rio Tinto Minera drilled 9,621 metres in 47 holes looking for higher grade structures at depth.

The Company acquired the Corcoesto property following detailed surface mapping and a review of previous exploration in the area. The study revealed that much of the previous exploration had focused on the potential of deeper high-grade structures, but the shallow mineralization was largely undefined.

From 1998 to 2005, the Company completed 16.3 kilometres of trenching and 21,445 metres of drilling in 245 holes at Corcoesto. Together with 11,747 metres drilled in 69 holes during previous programs, the work defined five zones of gold mineralization within an area of three square kilometres.

In May 2002, the Company engaged Metallurgical Design and Management (Pty.) Ltd. ("MDM") to initiate a feasibility study on this project. The Company completed a 12,000-metre infill drilling program in 2003 as part of this feasibility study. The program targeted shallow, low-grade mineralization for a possible heap leach operation. As part of the study, metallurgical tests were conducted with fresh core collected from this infill drilling program. The Company received conflicting metallurgical test results from the core samples as recoveries were considerably lower than indicated by previous metallurgical work. Additional independent testing confirmed the lower recoveries thus indicating marginal returns for the project at that time.

While further metallurgical tests were being undertaken, drilling of the high-grade zones, which remain open at depth, was considered necessary to move the project forward. Eight deeper holes, testing gold mineralization between depths of 75 to 125 metres below the surface, encountered high-grade intercepts ranging from 2.4 metres averaging 8.4 g/t to 1.1 metres averaging 35.3 g/t.

In March 2005, the Company entered into an exploration agreement with Kinbauri in relation to the Company’s Corcoesto gold project, under which Kinbauri can earn an interest of up to 65% of this project by expending $5.0 million in exploration over five years. In 2005, Kinbauri conducted a 2,245 metres diamond drilling program at Corcoesto. Eight holes were drilled at Pozo del Ingles to investigate the extension and continuity at depth of high grade gold vein systems previously defined by Rio Narcea. Also four holes were drilled to investigate gold geochemical soil anomalies. Several high grade intercepts up to 23.8 grams per tonne over 2.0 metres have encouraged Kinbauri to conduct further exploration at Corcoesto in 2006, which includes detailed soil geochemistry, trenching and a diamond drilling program between 2,000 to 3,000 metres.

In 2006, a total of 4,890 metres of drilling in 33 core holes was completed by Kinbauri.  In addition, 983 metres of trenching have been dug in 25 new trenches and 1,142 soil samples have been collected. Kinbauri has produced a technical report compliant with National Instrument 43-101, which includes an update of the gold resources.  The results of this report as well as the most relevant results of the exploration drilling program have been publicly disclosed by Kinbauri.

Gold Exploration Projects

Godán

The Godán deposit consists of a mineralized envelope of gold skarn located 2.5 kilometres northwest of the Carlés mine. The Company completed a total of 1,994 metres of drilling in nine holes in 1998 and has not conducted any exploration work since that date.

The Godán project is also subject to the option agreement with Kinbauri, (refer to “General Development of the Business – Three Year History – El Valle and Carlés Gold Mines”).

La Brueva

The La Brueva deposit is located three kilometres south of the Carlés mine. The Company has drilled a total of 2,381 metres in 15 holes to 2000. No further exploration has been conducted since.

The La Brueva project is also subject to the option agreement with Kinbauri, (refer to “General Development of the Business – Three Year History – El Valle and Carlés Gold Mines”).

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 43

Santa Marina

The Santa Marina prospect is located two kilometres north of the El Valle mine. During 2002, Rio Narcea drilled 1,426 metres in three holes at Santa Marina and no further exploration has been conducted since.

The Santa Marina project is also subject to the option agreement with Kinbauri (refer to “General Development of the Business – Three Year History - El Valle and Carlés Gold Mines”).

Penedono

The Penedono exploration license covers 220 square kilometres in northern Portugal.

Rio Narcea completed some reconnaissance in 2000 and completed a small drilling program in 2002 for a total of 1,693 metres in eight holes testing four isolated targets on the Penedono property.

In December 2004 the Company entered into an exploration agreement with C2C Inc. pursuant to which C2C Inc. can earn a 50% interest in the project.  On September 16, 2006, C2C Inc. advised of the termination of the exploration agreement.

The Company has not completed any exploration on this project in 2006.

Karet Project

Exploration licenses PRM 67 and PRM 134, which corresponded to the Karet project in Mauritania, expired definitively in 2006.

Ahmeyim-Tijirit Project

The Ahmeyim-Tijirit project area in Mauritania is located approximately 100 kilometres east of the Tasiast project. The Ahmeyim-Tijirit project is covered by five contiguous exploration licenses totalling 7,184 square kilometres. The three Ahmeyim exploration licenses numbered 109 to 111 are joint ventured with Societe Arabe des Mines de 1'Inchiri S.A. ("SAMIN") who has a 10% free-carried interest to production. Through TML, Rio Narcea holds 100% of the two Tijirit exploration licenses numbered 107 and 108. In the transfer of these tenements and the joint venture interest from Newmont LaSource, TML indicated to the Mauritanian government that it had allocated a provisional budget of $200,000 for further exploration work at Ahmeyim-Tijirit, subject to the identification of quality targets. TML is bound by the expenditure commitments entered into by Newmont LaSource in respect of the SAMIN joint venture.

Detailed information about the exploration licences is provided in the table below.

Name	No.	Area (Km2)	Grant/Renewal	Duration	Expiry

Tijirit Est	PRM 107	1,448	2nd Renewal pending(*)	3 years	n/a

Tijirit Ouest	PRM 108	1,474	2nd Renewal pending(*)	3 years	n/a

Aymeyim Centre	PRM 109	1,360	2nd Renewal pending(*)	3 years	n/a

Aymeyim Est	PRM 110	1,444	2nd Renewal pending(*)	3 years	n/a

Aymeyim Ouest	PRM 111	1,458	2nd Renewal pending(*)	3 years	n/a

(*)  Renewal requested. Formal grant of renewal is pending.

Regional geochemical soil surveys were completed which covered the northeast trending belt of Archaean greenstones that were not hidden by Azefal sand cover. The geology of the area comprises felsic (rhyolitic) volcanic rocks, mafic volcanic rocks, gabbro and epiclastic sedimentary rocks. Banded iron formations are not present. Two field campaigns were completed, including airborne magnetic surveys, remote sensing, structural studies, geological mapping and geochemistry. A widespread (18 kilometre to 7 kilometre), low-order gold anomaly is associated with north-northeast trending shear zone which contain quartz veins, veinlets and silicified breccia, and adjacent northeast trending dolerite dyke. Six geochemical anomalies were identified with 200 metre to 50 metre sampling.

A major north-west trending structural corridor measuring 20 by 7 kilometres and hosted by a typical greenstone belt sequence has been defined as the most interesting area with potential for both nickel and gold mineralization.  Rock sampling conducted on the area of the main gold soil anomaly returned some impressive results, reaching up to 5,420 grams per tonnes of gold indicating the possibility of the gold mineralizations being related to quartz veins and sheeted quartz vein systems controlled by major north-northeast trending structures. This project has not been drilled before. Detailed mapping, trenching and, if possible, drilling is planned for this zone in 2007.

Initial reconnaissance work was conducted on the main coincident nickel and copper soil anomaly. Favourable lithologies were mapped including, among others, basalts, pyroxenites, dunites, serpentinites and chromites. Secondary copper minerals were found in different places, as well as some rare patches of sulphide mineralization (pyrrhotite-chalcopyrite). A preliminary petrographic examination has identified the presence of typical spinifex textures on some of the ultramafic rocks, which indicates a possible komatiitic affinity for those rock associations.

An airborne geophysical survey is planned for this zone in 2007 in order to detect conductors that could be related to massive sulphides.

Reclamation Projects

Honduran Properties-Vueltas Mine

During the year ended December 31, 1997, Geomaque Explorations Ltd., a predecessor company to Defiance, acquired the Vueltas mine by way of an amalgamation with Milagro Minerals Inc. By mid-1998, 30,000 metres of diamond drilling had been completed. A feasibility study was completed in November of 1998. In December 1998, a production decision was taken and construction began on an open pit heap leach gold mine. Mining commenced in December 2000 and the mine produced a total of 118,265 ounces to the end of December 2004. On March 12, 2004, mining activities permanently ceased at the Vueltas mine due to the lack of further economic resources. Lixiviation of the heaps ceased in August 2004 and reclamation work has been carried since that date, including sealing of the sulfide zone at the bottoms of the pit and bush plantation at waste dumps and heaps and removal of equipment and infrastructure.

El Valle and Carlés Mines

In February 2006, after a thorough performance review of the El Valle and Carlés gold operations, the Company took the decision to close these operations. As a result, an orderly mine closure procedure was carried out in 2006, with the ultimate cessation of production and the closure of both the El Valle and Carlés mines being completed in December 2006.  These operations had been in production since 1998. Restoration activities will last for a longer period and the plant is on care and maintenance pending disposal.

Base Metal Exploration Project

Ossa Morena

Rio Narcea's mineral properties on the Ossa Morena project total 3,254 square kilometres, corresponding to 3,091 square kilometres in Spain and 163 square kilometres in Portugal.

In Spain, most of the regional exploration work conducted on the Ossa Morena project during 2006 was focused on the evaluation of newly defined stream sediment nickel, copper and gold anomalies.

As a result of that work, two new zones of interest have emerged: Campillo de Llerena and Nogales.

Campillo de Llerena is a large coincident nickel-copper-cobalt geochemical anomaly related to gabbroic dikes and mafic volcanic rocks.  Rare patches of magmatic sulphide mineralization have already been identified in the field. Nogales is a coincident copper-gold stream sediment anomaly related to a skarn style of sulphide mineralization developed at the contact between a granodiorite intrusion and lower Cambrian carbonates. Chip sampling returned values as high as 18.8 and 6.9 grams per tonne of gold, while the channel sampling returned up to 5.1 grams per tonne of gold over 1 metre length.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 44

In addition, a shallow drilling program was conducted on the Guijarro – Chocolatero gold project, the main objective of which was to assess the potential for bulk tonnage, low grade open pittable mineralization.  A total of 1,148 metres have been drilled in eight core holes which targeted the eastern-most part of a two kilometre long by 200 metre wide soil anomaly related to salicified acid volcanics with rare, disseminated pyrite. Five of these holes returned low grade gold values over significant widths. The best results were 21 meters at 3.6 grams per tonne of gold in hole GUI-1. The Guijarro – Chocolatero gold project forms part of the Bodonal – Cala belt, a 40 kilometres long by 7 kilometres wide belt that hosts the most interesting copper-gold mineralizations in the Ossa Morena project.

In Portugal, the Company has been actively seeking a joint venture partner to continue with the next phase of nickel exploration.

Planned exploration for 2007 for the Ossa Morena project, includes 5,000 metres of drilling and detailed airborne electromagnetic surveys over the main nickel targets.  The main objective of that program is to find low-mid grade but open pittable nickel mineralization or high grade and deeper nickel mineralization amenable to underground mining.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 45

DIVIDENDS

The Company has not declared or paid any dividend on its common shares and has no dividend policy with respect to the payment of dividends. The decision to pay dividends and the amount thereof is at the discretion of the Company's Board of Directors and is governed by such factors as earnings, capital requirements and the operating and financial condition of the Company. There can be no assurances that the Company will pay dividends in the future and it is not anticipated that any will be paid in the foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company is authorized to issue an unlimited number of Common Shares, of which there are 165,224,678 issued and outstanding as of March 28, 2007. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Company's board of directors at its discretion from funds legally available therefore and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 46

Preference Shares

The preference shares may, at any time or from time to time, be issued in one or more series. The Company's board of directors shall fix before issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of preference shares including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, and any sinking fund or other provisions. Except as required by law or as otherwise determined by the Company's board of directors in respect of a series of shares, the holder of a preference share shall not be entitled to vote at meetings of shareholders. There are no preference shares outstanding.

NATURE OF TRADING MARKET

The Company's Common Shares are listed and posted for trading on the TSX under the symbol "RNG". The following table sets forth information relating to the trading of the Common Shares on the TSX for the months indicated.

	High	Low	Volume
Month	(Cdn$)	(Cdn$)	(000)

January 2006	2.43	1.56	19,386
February 2006	2.37	1.95	6,593
March 2006	2.31	1.95	9,782
April 2006	2.73	2.23	10,519
May 2006	2.61	1.91	13,554
June 2006	2.32	1.67	8,204
July 2006	2.33	2.03	5,106
August 2006	2.84	2.08	30,604
September 2006	2.84	2.27	7,143
October 2006	3.23	2.32	30,129
November 2006	3.43	2.51	28,600
December 2006	3.28	2.70	18,081

The Company's Warrants are listed and posted for trading on the TSX under the symbol "RNG.WT". The following table sets forth information relating to the trading of the Warrants on the TSX for the months indicated.

	High	Low	Volume
Month	(Cdn$)	(Cdn$)	(000)

January 2006	0.325	0.145	1,208
February 2006	0.280	0.210	418
March 2006	0.275	0.210	584
April 2006	0.375	0.255	1,226
May 2006	0.430	0.275	1,027
June 2006	0.370	0.220	324
July 2006	0.300	0.220	178
August 2006	0.410	0.260	2,033
September 2006	0.410	0.210	555
October 2006	0.435	0.210	1,409
November 2006	0.540	0.340	1,922
December 2006	0.485	0.375	909

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 47

The Company's Common Shares are listed and posted for trading on the AMEX under the symbol "RNO". The following table sets forth information relating to the trading of the Common Shares on the AMEX for the months indicated.

	High	Low	Volume
Month	($)	($)	(000)

January 2006	2.13	1.37	2,404
February 2006	2.07	1.60	1,454
March 2006	1.99	1.68	1,281
April 2006	2.40	1.88	2,598
May 2006	2.46	1.69	3,093
June 2006	2.10	1.50	1,419
July 2006	2.11	1.81	1,110
August 2006	2.58	1.84	7,133
September 2006	2.55	2.05	5,469
October 2006	2.90	2.05	7,416
November 2006	3.04	2.19	13,197
December 2006	2.86	2.33	5,739

DIRECTORS AND OFFICERS OF THE COMPANY

The following table sets forth the names municipalities of residence of directors and executive officers of the Company, their positions and offices with the Company, their principal occupations and their respective terms of office.

Name and Municipality of Residence	Position with the Company and Present Principal Occupation	Term of Office
David Baril Oviedo, Spain	Chief Operating Officer of the Company	February 7, 2005 to present
Anthony H. Bloom London, England	Director of the Company Chairman, Rockridge Consolidated Ltd.	Director from March 1995 to present Lead Independent Director from January 2005 to January 2007
Chris I. von Christierson London, England	Director, Chief Executive Officer and Chairman of the Company	Director and Chairman from February 1994 to present CEO from February 1994 to February 1999 and from January 2006 to present
Javier Colilla Madrid, Spain	Senior Vice President, Corporate of the Company	February 2001 to present VP Finance and CFO from June 1996 to February 2001 VP Corporate Development from February 1994 to June 1996
John H. Craig Toronto, Canada	Corporate Secretary Partner, Cassels Brock & Blackwell LLP	September 2000 to present
Clifford J. Davis Kemble, Canada	Director of the Company Retired	September 2004 to present
Omar Gómez Avilés, Spain	Chief Financial Officer of the Company	June 2002 to present Financial Manager from November 2001 to June 2002
Alberto Lavandeira Oviedo, Spain	President of the Company	Director from June 2000 to June 2006 President from February 1997 to present CEO from June 1999 to December 2004 CFO from February 2001 to June 2002 COO from August 1995 to April 2001
David N. Murray London, England	Director of the Company Retired	November 2002 to present
Rupert Pennant-Rea London, England	Director of the Company Chairman, Henderson Group plc.	December 2003 to present
Luis Pevida Salas, Spain	Senior Exploration Manager and acting Vice President, Exploration	Senior Exploration Manager from June 1994 to present (acting Vice President, Exploration from January 2007 to present)
Eric Schwitzer Vancouver, Canada	Lead Independent Director of the Company Managing Partner, Enterprise Capital Management Inc.	Director from June 2006 to present Lead Independent Director from January 2007 to present
Hugh R. Snyder Toronto, Canada	Director of the Company President of H.R. Snyder Consultants	February 1994 to present

All directors have held the above positions throughout the past five years, other than: Mr. Murray, who from February 2000 to July 2003 was Chief Executive Officer of Avgold Limited and Avmin Limited; Mr. Davis, who was President and Chief Executive Officer of Gabriel Resources Ltd. from April 2001 to June 2002, Chairman of the board of directors of Geomaque Explorations Inc. from July 2002 to June 2003 and Chairman of the board of directors of Defiance from June 2003 to September 2004; Mr. Baril who prior to joining the Company was the General Manager of the Cajamarquilla Zinc Refinery since 2001; Mr. Pennant-Rea, who from 1996 to September 2005 was Chairman of The Stationery Office Holdings Ltd; and Mr. Schwitzer who prior to joining Enterprise Capital in 2003 was Senior Vice President, Strategic Development, Westcoast Energy Inc. from 1999 to 2002 and a corporate director from 2002 to 2003.

Directors are elected at each annual meeting of Rio Narcea's shareholders and serve as such until the next annual meeting or until their successors are elected or appointed.

As of the date hereof, the number of Common Shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by all directors and executive officers of the Company as a group, was 653,890 Common Shares, representing less than 1% of the outstanding common shares of the Company. The information as to Common Shares beneficially owned or over which control is exercised not being within the control of the Company, has been furnished by the directors and executive officers directly.

Committees of the Board of Directors

The Company has three permanent committees of the Board of Directors: the Audit Committee, the Compensation, Corporate Governance and Nominating Committee, and the Technical and Projects, Environmental, Health and Safety Committee.

Compensation, Corporate Governance and Nominating Committee

The Compensation, Corporate Governance and Nominating Committee presently consists of three Directors, Eric Schwitzer (Chairman), Anthony H. Bloom and Rupert Pennant-Rea, all of whom are independent Directors. It carries out the following responsibilities:

•

annually, reviewing and making recommendations to the Board regarding compensation policies and practices;

•

reviewing and approving the compensation of the Company's executive officers and senior management.

•

Reviewing and approving remuneration for serving on the Board or a Committee thereof;

•

developing and implementing the Company's corporate governance guidelines having regard to applicable rules and policies of regulatory bodies and good corporate practices;

•

implementation of appropriate structures and procedures to monitor and enforce compliance with such rules, policies and practices;

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 48

•

identifying and recommending nominees to the Board for eventual election or appointment to the Board as well as reviewing on a periodic basis the size and composition of the Board;

•

establishing procedures for and monitoring the orientation of new Board members; and

•

assessing the effectiveness of the Board as whole and individual members and ensuring the Board consists of an appropriate number of independent directors.

Technical and Projects, Environmental, Health and Safety Committee

The Technical and Projects, Environmental, Health and Safety Committee presently consists of three Directors, David N. Murray (Chairman), Hugh R. Snyder and Clifford J. Davis, all of whom are independent Directors.  The Chief Executive Officer, the Chief Operating Officer and any other officers of the Company as appropriate are invited to attend as required. The Committee carries out the following duties and reports on each area to the Board:

•

reviews technical and financial aspects of new investments proposed by management as well as existing projects;

•

monitors progress, technical and cost, against plan of development projects through feasibility, construction and start-up;

•

reviews exploration programs and budgets submitted by management and monitors the progress of such programs;

•

ensures the integrity of the Company's systems for environmental controls and compliance and employee health and safety; and

•

oversees environmental audits and independent reviews of the Company's environmental compliance practices.

Audit Committee

The Audit Committee presently consists of four Directors, Rupert Pennant-Rea (Chairman), Anthony H. Bloom, Eric Schwitzer and Hugh R. Snyder, all of whom are independent Directors and financially literate as that term is defined in Multilateral Instrument 52-110. The Company is in full compliance with Canadian Securities Administrators Multilateral Instrument 52-110 which deals with the role, compensation of audit committees and the qualifications of its members.

The Company has adopted an Audit Committee Charter, which confirms that the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its financial reporting and control responsibility to the shareholders and the investment community.

The Charter also deals with such matters as the responsibilities of management with respect to the Company's accounting and financial reporting function, composition of the Audit Committee and qualifications of Audit Committee members, the frequency and conduct of Audit Committee meetings and the duties and powers of the Audit Committee. A copy of the Charter is attached hereto as Schedule "A".

Relevant Education and Experience

Set out below is a description of the education and experience of each audit committee member that is relevant to the performance of his responsibilities as an audit committee member.

Rupert Pennant-Rea

Mr. Pennant-Rea is Chairman of the Company's Audit Committee. He currently is and has been since 1996 the Chairman of the Audit Committee of Sherritt International Corporation, and from 1997 to 2005 was Chairman of the Audit Committee of British American Tobacco plc. He holds degrees in Economics from Trinity College, Dublin and the University of Manchester. His past experience includes editor of The Economist and Deputy Governor of the Bank of England.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 49

Anthony H. Bloom

Mr. Bloom holds a Bachelor of Commerce and Bachelor of Laws degrees from the University of Witwatersrand and Master of Laws from Harvard Law School. He was awarded a Doctor of Laws degree by the University of Witwatersrand in 2002. Mr. Bloom has held a number of management positions that required him to be financially literate including Chairman and Chief Executive Officer of a multi-billion dollar South African company. He is presently Chairman of Cineworld Cinemas Ltd., the second largest cinema exhibition company in Europe. He is also a director of several public and private companies in North America, Europe and South Africa.

Eric Schwitzer

Mr. Schwitzer holds a Bachelor of Science Degree from McGill University and a Master of Science Degree from the Sloan School of Management at the Massachusetts Institute of Technology. He was also awarded the Chartered Business Valuator designation by the Canadian Institute of Chartered Business Valuators. Mr. Schwitzer has held numerous senior management positions requiring a financial background including Managing Director, Investment Banking, at Scotia Capital; Senior Vice President, Strategic Development at Westcoast Energy; and his current role as Managing Partner, Enterprise Capital. He has served on the Audit Committees of a number of public companies including Esprit Energy Trust, Luscar Coal Income Fund, SNP Split Corp and SNP Health Split Corp.

Hugh R. Snyder

Mr. Snyder is an engineer and financial analyst with more than 40 years professional experience, including Managing Director of Khan Copper Mines (1964 to 1970), financial analyst at Brinco Ltd. (1970 to 1971), Manager, Corporate Development Brinco Ltd. (1971 to 1974), President and Chief Executive Officer of Western Mines Ltd (1974-1978), President and Chief Executive Officer of Brinco Ltd. (1978 to 1985). He has also served on several boards including Chairman and CEO of SouthernEra Resources Limited (1986 to 1991), Chairman of Greenstone Resources Inc. (1993 to 1997), Chairman of Normina Resources (1993) and Chairman of Fronteer Development Group (1997-2003). In addition to his role at Rio Narcea, Mr. Snyder is also Lead Independent Director of Frontera Copper Corp. Mr. Snyder holds a Bachelor Science Engineering Degree from University of Witwatersrand and completed the Program for Management Development at Harvard Business School.

Pre-Approval Policies and Procedures

The Audit Committee's charter sets out responsibilities regarding the provision of non-audit services by the Company's external auditors. This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor's independence and requires Audit Committee pre-approval of permitted audit and audit-related services.

External Auditor Service Fees

Audit Fees

The aggregate audit fees billed by the Company's external auditors for the financial year ended December 31, 2006 were $474,600 (Euro 378,000) (December 31, 2005 - $435,700). These services consisted of professional services rendered by Ernst & Young LLP for the audit and review of the Company's financial statements or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate audit-related fees billed by the Company's external auditors for the financial year ended December 31, 2006 were $60,100 (Euro 47,900) (December 31, 2005 - $64,500). These services correspond to assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees" above. These services consisted of the review of the internal control procedures in relation with Sarbanes Oxley Act -Section 404.

Tax Fees

The aggregate tax fees in respect of tax compliance, tax advice and tax planning billed by the Company's external auditors for the financial year ended December 31, 2006 were $52,300 (December 31, 2005 - $43,200). These services correspond to professional services rendered by Ernst & Young LLP in connection with tax compliance, tax advice and tax planning. These services consisted of the preparation of the Canadian tax forms for the Canadian companies included in Rio Narcea group of companies.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 50

All Other Fees

All other fees billed by the Company's external auditors during the financial year ended December 31, 2006 were $72,100 (December 31, 2005 - $24,700). These services mainly consisted of assistance in international restructuring plan of Rio Narcea group of companies.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

No director or executive officer of Rio Narcea or a shareholder holding a sufficient number of securities of Rio Narcea to affect materially the control of the Company is, or within the ten years prior to the date hereof has been, a director or executive officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has, within the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or Shareholder.

Conflicts of Interest

To the best of the Company's knowledge, and other than as disclosed below, there are no known existing or potential conflicts of interest between Rio Narcea and any director or officer of Rio Narcea, except that certain of the directors and officers serve as directors and officers of other public companies and therefore it is possible that a conflict may arise between their duties as a director or officer of Rio Narcea and their duties as a director or officer of such other companies. See "Description of the Business — Risk Factors — Conflicts of Interest".

The directors and officers of the Company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and Rio Narcea will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the Canada Business Corporations Act and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or officer, or shareholder holding a sufficient number of common shares of the Company to materially affect control of the Company, or any associate or affiliate of any such person or company, has or had any material interest, direct or indirect, in any transaction that has materially affected or will materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario.

The warrant agent for the Warrants is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario.

MATERIAL CONTRACTS

The only material contracts entered into by the Company within the financial year ended December 31, 2006 or before such time that are still in effect, other than in the ordinary course of business, are as follows:

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 51

1.

The common share purchase warrant indenture, as supplemented, between the Company and Computershare Trust Company of Canada dated as of September 11, 2003 referred to under the heading "General Development of the Business - Equity Financing".

INTERESTS OF EXPERTS

The following individuals are the qualified persons as defined by National Instrument 43-101 in connection with the mineral reserve and mineral resource estimates contained in this annual information form:

1.

David A. Orava, M. Eng., P. Eng. of A.C.A. Howe International Limited is the qualified person responsible for the mineral reserve estimates for the Tasiast project.

2.

David A. Orava, M. Eng., P. Eng. and Daniel C. Leroux, B. Sc., P. Geo., of A.C.A. Howe International Limited are the qualified persons responsible for the mineral resource estimates for the Tasiast project (excluding the inferred resource estimate of the Piment North, North and West Branch zones).

3.

Daniel C. Leroux, B.Sc., P. Geo., of A.C.A. Howe International Limited is the qualified person responsible for the inferred mineral resource estimates for the Piment North, North and West Branch zones of the Tasiast project.

4.

Alan C. Noble, P.E., of Ore Reserves Engineering is the qualified person responsible for the mineral reserve and mineral resource estimates for the Aguablanca mine and the Corcoesto project.

5.

Hrayr Agnerian, P. Geo, of Roscoe Postle Associates Inc. is the qualified person responsible for the mineral resource estimate for the Salave gold project.

The following are the technical reports prepared in accordance with NI43-101 from which technical information contained in this annual information form has been derived:

1.

Tasiast project - Felix N.F. Lee, P. Geo, Daniel C. Leroux, B. Sc., P. Geo., Bruce Bradly, P.Eng and Alex Mitchell, C. Eng (UK) of A.C.A. Howe International Limited prepared a Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) for the Company entitled “Technical Report on the Tasiast Gold Project - Islamic Republic of Mauritania" dated January 31, 2006.

2.

Aguablanca mine - David Dodd, Technical Director of Metallurgical Design and Management (Pty) Ltd. prepared a feasibility study report for Rio Narcea, entitled "Feasibility Study Aguablanca Project" dated July 2002.

3.

Salave project - Hyayr Agnerian, M.Sc. (Applied) P.Geo., of Roscoe Postle Associates Inc. prepared a Technical Report (prepared in accordance with the requirements and standards set out in National Instrument 43-101) for the Company entitled ''Report on the Salave Gold Deposit Spain" dated October 29, 2004.

Each of such reports are available on SEDAR at www.sedar.com under the Company's profile and a summary of such reports is contained in this annual information form under "Description of Mines, Development Projects and Exploration Properties".

None of Roscoe Postle Associates Inc., A.C.A. Howe International Limited, ORE Reserves Engineering, or Metallurigical Design and Management (Pty) Ltd. held any securities of the Company or of any associate or affiliate of the Company when they prepared the reports referred to above or following the preparation of such reports nor did they receive any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company in connection with the preparation of such reports.

None of Roscoe Postle Associates Inc., A.C.A. Howe International Limited, or ORE Reserves Engineering, their respective directors, officers or employees, nor Messrs. Agnerian, Dodd Orava, Leroux, Lee, Bradly, Mitchell or Noble, is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

Ernst and Young LLP are the independent auditors of the Company.

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ADDITIONAL INFORMATION

Additional information including directors’ and officers' remuneration and indebtedness, principal shareholders of Rio Narcea's securities, and securities authorized for issuance under equity compensation plans is contained in Rio Narcea's information circular for its most recent annual meeting of shareholders that involved the election of directors and additional financial information is provided in Rio Narcea's comparative financial statements for its most recently completed financial year, Additional financial information is provided in the Company's audited consolidated financial statements and management's discussion and analysis for the financial year ended December 31, 2006.

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SCHEDULE ''A''

RIO NARCEA GOLD MINES, LTD.

AUDIT COMMITTEE CHARTER

I.

Purpose

The Audit Committee's mandate is to provide assistance to the Board of Directors of Rio Narcea Gold Mines, Ltd. (the "Company") in fulfilling its financial reporting and control responsibility to the shareholders and the investment community.

II.

Composition

The Committee will be comprised of at least three directors of the Company, all of whom, subject to any exemptions set out in Multilateral Instrument 52-110 Audit Committees ("MI 52-110") will be independent and financially literate. In addition, at least one member of the Audit Committee shall have accounting or related financial expertise as such qualifications are interpreted by the board of directors. An "independent" director is a director who has no direct or indirect material relationship with the Company. A "material relationship" is a relationship which could, in the view of the Board of Directors of the Company, be reasonably expected to interfere with the exercise of the director's independent judgement or a relationship deemed to be a material relationship pursuant to Sections 1.4 and 1.5 of MI 52-110, as set out in Schedule "A" hereto. A "financially literate" director is a director who has the ability to read and understand a set of financial instruments that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the financial statements of the Company.

III.

Responsibilities

Responsibilities of the Audit Committee generally include, but are not limited to, the undertaking of the following tasks:

•

Making recommendations to the Board of Directors of the Company regarding the selection, evaluation and compensation of the external auditors to be nominated for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company. In making such recommendations, the Audit Committee will:

-

confirm the independence of the auditors and report to the Board of Directors of the Company its conclusions on the independence of the auditors and the basis for these conclusions; and

-

meet with the auditors and financial management to review the scope of the proposed audit for the current year, and the audit procedures to be used; and

-

obtain from the external auditors confirmation that they are participants in good standing in the Canadian Public Accountability Board oversight program and in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (U.S.) and other legal or regulatory requirements with respect to the audit of the financial statements of the Company.

•

Overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting. In overseeing such work, the Audit Committee will:

-

review with the external auditors any audit problems or difficulties and management's response;

-

at least annually obtain and review a report prepared by the external auditors describing (i) the auditors' internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, and reviewing any steps taken to deal with any such issues;

-

serve as an independent and objective party to monitor the Company's financial reporting process and internal control system and overseeing management's reporting on internal control;

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 54

-

provide open lines of communication among the external auditors, financial and senior management, and the Board of Directors of the Company for financial reporting and control matters;

-

make inquires of management and the external auditors to identify significant business, political, financial and control risks and exposures and assess the steps management has taken to minimize such risks to the Company;

-

establish procedures to ensure that the Audit Committee meets the external auditors on a regular basis in the absence of management;

-

ensure that the external auditors prepare and deliver annually a detailed report covering 1) critical accounting policies and practices to be used; 2) material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; 3) other material written communications between the external auditors and management such as any management letter or schedule of unadjusted differences; and 4) such other aspects as may be required by the Audit Committee or legal or regulatory requirements;

-

consider any reports or communications (and management's responses thereto) submitted to the Audit Committee by the external auditors, including reports and communications related to:

•

deficiencies noted following the audit of the design and operation of internal controls;

•

consideration of fraud in the audit of the financial statement;

•

detection of illegal acts;

•

the external auditors responsibility under generally accepted auditing standards;

•

significant accounting policies;

•

management judgements and accounting estimates;

•

adjustments arising from the audit;

•

the responsibility of the external auditors for other information in documents containing audited financial statements;

•

disagreements with management;

•

consultation by management with other accountants;

•

major issues discussed with management prior to retention of the external auditors;

•

difficulties encountered with management in performing the audit;

•

the external auditors judgements about the quality of the entity's accounting principles; and

•

reviews of interim financial information conducted by the external auditors;

-

review the form of opinion the external auditors propose to render to the Audit Committee, the Board of Directors and shareholders;

-

discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditors or management, and the financial impact thereof.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 55

•

Pre-approving all non-audit services to be provided to the Company or its subsidiaries by the Company's external auditor, subject to any exemptions set out in MI 52-110. Notwithstanding the pre-approval process, the Audit Committee will ensure that the external auditors are prohibited from providing the following non-audit services and will determine which other non-audit services the external auditors are prohibited from providing:

-

bookkeeping or other services related to the accounting records or financial statements of the Company;

-

financial information systems design and implementation;

-

appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

-

actuarial services;

-

internal audit outsourcing services;

-

management functions or human resources;

-

broker, dealer, investment adviser or investment banking services;

-

legal services and expert services unrelated to the audit; and

-

any other service that the Audit Committee determines to be impermissible.

•

The external auditors shall submit annually to the Company and the Audit Committee a formal written statement of the fees billed for each of the following categories of services rendered by the external auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports for that fiscal year; and (ii) all other services rendered by the external auditors for the most recent fiscal year, in the aggregate and by each service.

•

Reviewing the Company's financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses the information. In connection with such review, the Audit Committee will ensure that:

-

management has reviewed the financial statements with the Audit Committee, including significant judgments affecting the financial statements;

-

the members of the Audit Committee have discussed among themselves, without management or the external auditors present, the information disclosed to the Audit Committee; and

-

the Audit Committee has received the assurance of both financial management and the external auditors that the Company's financial statements are fairly presented in conformity with Canadian GAAP in all material respects.

•

Ensuring that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, other than the public disclosure referred to in paragraph above, and periodically assessing the adequacy of those procedures.

•

Reviewing, evaluating and monitoring the Company's risk management program including the revenue protection program. This function should include:

-

risk assessment;

-

quantification of exposure;

-

risk mitigation measures; and

-

risk reporting.

AIF 2006	Rio Narcea Gold Mines, Ltd.	PAGE 56

•

Reviewing the-adequacy of the resources of the finance and accounting group, along with its development and succession plans.

•

Establishing procedures for:

-

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

-

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Reviewing and approving the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

•

Annually reviewing and revising this Charter as necessary with the approval of the Board of Directors of the Company and the text relating to this Charter which is required to appear in the annual information form of the Company, as more specifically set out in Form 52-110FI Audit Committee Information Required in an AIF.

•

Reviewing and assessing the adequacy of the Code of Business Conduct and Ethics governing the officers, directors and employees of the Company and the Code of Ethics governing Financial Reporting Officers at least annually or otherwise, as it deems appropriate, and propose recommended changes to the Board of Directors.

•

Reporting its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

•

Reviewing and discussing with management, and approving all related party transactions.

I.

Authority

The Audit Committee has the authority to:

•

Engage independent counsel and other advisors as the Audit Committee determines necessary to carry out its duties;

•

Set and pay the compensation for any advisors employed by the Audit Committee; and

•

Communicate directly with the external auditors.

II.

Administrative Procedures

•

The Audit Committee will meet regularly at times necessary to perform the duties described above in a timely manner, but not less than four times a year. Meetings may be held at any time deemed appropriate by the Audit Committee and by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

•

At the discretion of the Audit Committee, meetings may be held with representatives of the external auditors and appropriate members of management.

•

The external auditors will have direct access to the Audit Committee at their own initiative.

•

The Chairman of the Audit Committee will report periodically to the Board of Directors of the Company.

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Schedule A to Audit Committee Charter

Multilateral Instrument 52-110 Audit Committees ("MI 52-110")

Meaning of Independence (section 1.4 of MI 52-110):

(1)

An audit committee member is independent if he or she has no direct or indirect material relationship with the issuer.

(2)

For the purposes of subsection (1), a "material relationship" is a relationship which could, in the view of the issuer's board of directors, be reasonably expected to interfere with the exercise of a member's independent judgment.

(3)

Despite subsection (2), the following individuals are considered to have a material relationship with an issuer:

(a)

an individual who is, or has been within the last three years, an employee or executive officer of the issuer;

(b)

an individual whose immediate family member is, or has been within the last three years, an executive officer of the issuer;

(c)

an individual who:

(i)

is a partner of a firm that is the issuer's internal or external auditor,

(ii)

is an employee of that firm, or

(iii)

was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(d)

an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i)

is a partner of a firm that is the issuer's internal or external auditor,

(ii)

is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)

was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(e)

an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the issuer's current executive officers serves or served at that same time on the entity's compensation committee; and

(f)

an individual who received, or whose immediate family member who is employed as an executive officer of the issuer received, more than $75,000 in direct compensation from the issuer during any 12 month period within the last three years.

(4)

Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because:

(a)

he or she had a relationship identified in subsection (3) if that relationship ended before March 30, 2004; or

(b)

he or she had a relationship identified in subsection (3) by virtue of subsection (8) if that relationship ended before June 30, 2005.

(5)

For the purposes of clauses (3)(c) and (3)(d), a partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

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(6)

For the purposes of clause (3)(f)i direct compensation does not include:

(a)

remuneration for acting as a member of the board of directors or of any board committee of the issuer, and

(b)

the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

(7)

Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because the individual or his or her immediate family member

(a)

has previously acted as an interim chief executive officer of the issuer, or

(b)

acts, or has previously acted, as a chair or vice-chair of the board of directors or of any board committee of the issuer on a part-time basis.

(8)

For the purpose of section 1.4, an issuer includes a subsidiary entity of the issuer and a parent of the issuer.

Additional Independence Requirements for Audit Committee Members (section 1.5 of MI 52-110):

(1)

Despite any determination made under section 1.4 of MI 52-110, an individual who

(a)

accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee, or as a part-time chair or vice-chair of the board or any board committee; or

(b)

is an affiliated entity of the issuer or any of its subsidiary entities,

is considered to have a material relationship with the issuer.

(2)

For the purposes of subsection (1), the indirect acceptance by an individual of any consulting, advisory or other compensatory fee includes acceptance of a fee by

(a)

an individual's spouse, minor child or stepchild, or a child or stepchild who shares the individual's home; or

(b)

an entity in which such individual is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the issuer or any subsidiary entity of the issuer.

(1)

For the purposes of subsection (1), compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

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